As filed with the Securities and Exchange Commission on September 30, 2005

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Utilicraft Aerospace Industries, Inc.

(Name of small business issuer in its charter)

Nevada	3721	20-1990623
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
Incorporation or Organization)	Classification Code Number)	No.)

554 Briscoe Boulevard

Lawrenceville, Georgia 30045

Telephone:  (678) 376-0898

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Nevada Agency & Trust Company

50 West Liberty, Suite 880

Reno, Nevada 89501

Telephone: (775) 322-0626

(Name, Address, and Telephone Number of Agent for Service)

Copy to:

Phillip W. Offill, Jr., Esq.

Godwin Gruber, L.L.P.

1201 Elm Street, Suite 1700,

Dallas, Texas 75270

Telephone:  (214) 939-4400

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effective date of this prospectus (the “Prospectus”).

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share (2)	102,335,675	$0.10	$10,233,568	$1,204
Common stock, par value $0.0001 per share (3)	1,000,000	$0.10	$100,000	$11
Common stock, par value $0.0001 per share (4)	200,000	$0.10	$20,000	$2
Common stock, par value $0.0001 per share (5)	1,286,000	$0.10	$128,600	$15
Common stock, par value $0.0001 per share (6)	67,000	$0.10	$6,700	$1
Common stock, par value $0.0001 per share (7)	3,517,356	$0.10	$351,736	$41
Common stock, par value $0.0001 per share (8)	3,000,000	$0.10	$300,000	$35
Common stock, par value $0.0001 per share (9)	60,000	$0.10	$6,000	$1
Common stock, par value $0.0001 per share (10)	900,000	$0.10	$90,000	$11
TOTAL	112,366,031		$11,236,604	$1,322.55

(1)

Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Our common stock is not traded on any national exchange. The offering price was determined by the last price at our common stock was sold in our most recent exempt private transaction.

(2)	Issued and outstanding shares to be sold by certain selling security holders.
(3)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $0.10 a share.
(4)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $0.50 a share.
(5)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $1.00 a share.
(6)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $2.00 a share.
(7)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $3.00 a share.
(8)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $4.00 a share.
(9)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $4.15 a share.
(10)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $5.00 a share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2005

PROSPECTUS

UTILICRAFT AEROSPACE INDUSTRIES, INC.

112,366,031 Shares of Common Stock

(par value $0.0001 per share)

This Prospectus relates to the resale by the selling stockholders of up to 112,366,031 shares of our common stock, including 102,335,675 shares of common stock currently issued and outstanding, and up to 10,030,356 to be offered for resale by holders of certain warrants assuming the exercise of such warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. Some of the selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.  We will receive no proceeds from the sale of the shares by the selling stockholders. However, we have received proceeds from the sale of shares that are presently outstanding and may receive proceeds from the exercise of the warrants.

Prior to this offering, there has been no public trading market for our common stock. Our common stock is not presently traded on any market or securities exchange.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in a Registration Statement that was filed by Utilicraft Aerospace Industries, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

The date of this Prospectus is           , 2005.

TABLE OF CONTENTS

PART I-INFORMATION REQUIRED IN PROSPECTUS

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Proceedings
Directors, Executive Officers, Promoters and Control Persons
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Interest of Named Experts and Counsel
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Description of Business
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Description of Property
Certain Relationships and Related Transactions
Market for Common Equity and Related Stockholder Matters
Executive Compensation
Legal Matters
Experts
Financial Statements

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire Prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements.

The Company

Utilicraft Aerospace Industries, Inc. (also referred to herein as the “Company”) is a development stage, research and development company with headquarters located in the Atlanta-Metropolitan area near Gwinnett County airport. The Company has also recently leased a hangar facility in Albuquerque, New Mexico where it intends to conduct final assembly of its aircraft. We were incorporated in the State of Nevada in December 2004. Our Company was formed to conceive and implement a solution to the problem of declining capacity in the short haul (or feeder) route segments of the air cargo hub and spoke system.

Our research and development efforts are focused on the design of a system for moving freight, centered around a new air vehicle specifically designed for feeder route segments, the FF-1080-300 Freight Feeder aircraft. The FF-1080-300 has been designed to be capable of economically carrying standard industry air containers on short-to-medium range/medium density routes from feeder airports with runways as short as 3,500 feet.

Additionally, we have obtained rights to and are engaged in the development of an integrated air cargo information system for the freight feed market, the Express Turn-Around (ETA) electronic freight tracking system. The ETA system is designed to be fully integrated within the FF-1080-300 aircraft and can be deployed in other aircraft and trucks.

Our Company has also obtained rights to and is engaged in the development of an Automated Flat Rate System (AFRS), a fully automated fuel efficiency management system for our aircraft. The AFRS system computes the most economical performance curve for each route segment based on the change in aircraft gross weight on the segment. The AFRS system reduces pilot work-load and assures that the FF-1080-300 is operated with the highest fuel efficiency.

The Offering

Shares of common stock currently issued and outstanding to be offered for resale by the selling stockholders	102,335,675

Shares of common stock underlying warrants for resale by the selling stockholders assuming exercise of such warrants	10,030,356

Shares of common stock to be outstanding after this offering*	289,610,693

Use of proceeds

We will not receive any proceeds in this offering from the resale of the shares of common stock held by the selling stockholders. However, we have received proceeds from the sale of shares that are presently outstanding and may receive proceeds from the exercise of the warrants. If all warrants for the purchase of the 10,030,356 shares are exercised, we will receive $28,921,068 in proceeds. We intend to use the proceeds, if any, primarily to commence business operations and for general working capital. See “USE OF PROCEEDS” for additional information.

Risk factors	Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of this Prospectus.

Estimated expenses to be paid by the company on behalf of the selling stockholders	$ 110,887

*

The above information regarding common stock to be outstanding after the offering is based on 212,323,029 shares of common stock issued and outstanding as of September 29, 2005 and assumes the exercise of all outstanding warrants (exercisable for the purchase of an aggregate of 77,287,664 shares of our common stock) including warrants for the purchase of 10,030,356 shares of our common stock to be registered and offered for resale by our warrant holders in this Prospectus, and all additional outstanding warrants for the purchase of 67,257,308 shares of our common stock which are not being registered for resale in this Prospectus.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this Prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business

The Company is in the development stage.  Its activities have been primarily directed towards research and development and administrative activities. The Company may experience many of the problems, delays and expenses encountered by early stage businesses, some of which are beyond the Company’s control.

The Company has incurred losses since formation, resulting in accumulated deficits. The Company has incurred net losses of approximately $2,726,000 from inception through June 30, 2005. The Company expects to incur additional operating losses and negative cash flow in the future unless and until it is able to generate operating revenues from the sale of its products sufficient to support expenditures. There is no assurance that the Company will be able to bring its products to the market, that sales of the Company’s products will ever generate sufficient revenues to fund its continuing operations, that the Company will generate positive cash flow from operations or that the Company will attain and thereafter sustain profitability in any future period.

Our operating expenses will increase in order to fund product prototype development, completion of the Federal Aviation Administration (“FAA”) certification process, sales and marketing efforts, and increased administrative resources in anticipation of future growth. We anticipate that over the next two years, we will need approximately $71,000,000 to fund our operating expenses, $6,000,000 to undertake planned sales and marketing efforts and $12,000,000 to expand our administrative resources. We have entered into a Master Financing Agreement and Amended Master Financing Agreement (collectively referred to herein as the “PacifiCorp Agreement”) with PacifiCorp Funding Partners Trust (“PacifiCorp”), effective September 12, 2005, under which PacifiCorp is obliged to provide between $40,000,000 and $80,000,000 in financing through the exercise of warrants for purchase of our shares. There is no assurance that PacifiCorp will provide the $40,000,000 minimum financing pursuant to the PacifiCorp Agreement. See discussion of the PacifiCorp Agreement set forth in the “Liquidity and Future Capital Requirements” section below. We intend to undertake sales and marketing efforts that will consist primarily of direct solicitation of potential customers, participation in air cargo industry trade shows, and advertising and promotional campaigns in airline industry trade publications. We will increase our administrative resources to support the hiring of an estimated twenty additional employees in order to expand our engineering design capacity as we approach the final stages of producing an operational aircraft. We also anticipate the need for additional financing in the future in order to fund continued research and development and to respond to competitive pressures.

Risks inherent to our business include, but are not limited to, delays in testing and development of our new products, unexpected high manufacturing and marketing costs, uncertain market acceptance, limited capital and other unforeseen difficulties.  The Company believes we have properly identified the risks in the environment in which we operate and plan to implement strategies to effectively reduce the financial impact of these risks.

The loss of John J. Dupont, the founder, president, chief executive officer, and designer of our products, would adversely affect our ability to succeed. We depend heavily on the contributions and efforts of Mr. Dupont who has over 35 years of experience in the aviation industry and has developed and designed our key products, i.e., the FF-1080-300 aircraft, the Express Turn-Around (ETA) electronic freight tracking system, and the Automated Flat Rate System (AFRS). His departure would deprive the Company of substantial experience, capability and vision which we need to successfully complete and market the FF-1080-300 aircraft. Our Employment Agreement – John J. Dupont, provides that he will remain in our employ until December 10, 2009. However, we have no assurance that Mr. Dupont will remain in our employ. We intend to obtain key man insurance on the life of Mr. Dupont. Furthermore, although the loss of Mr. Dupont would adversely affect our ability to succeed, his employment agreement imposes certain burdens on the Company because it does not obligate him to devote his full time and efforts to the Company until we have obtained “major start-up financing” of approximately $20,000,000.

If we do not successfully manage future growth, with resulting increases in operating, administrative, financial, accounting and personnel systems, our ability to complete production of the FF-1080-300 aircraft according to our current schedule, may be adversely affected. We may encounter obstacles such as product supplier delays, design and engineering difficulties, and FAA certification delays or denials, in completing construction of the FF-1080-300 aircraft, which would further delay our ability to begin generating revenue and require us to incur additional expenses.

Our technologies and products are in various stages of development, which could be subject to delays. More specifically, the FF-1080-300 aircraft, which will initially be our key product, is still in the developmental stage and has not yet been constructed. We anticipate that it will be at least two years before the FF-1080-300 is ready to be marketed. We may experience product design and engineering difficulties as we embark on the construction of what until now has only existed as a paper design.  In particular, the aircraft may fail to meet certain design performance specifications. We may also experience delays in constructing the FF-1080-300 due to the failure by any manufacturing entity we have contracted with for such purposes. Finally, the FAA may delay certification of the FF-1080-300 or may determine that it will not grant certification of the FF-1080-300 at all. Such factors are not within our control. The occurrence of any of these eventualities would further delay our ability to begin generating revenue and require us to incur additional unplanned expenses which would adversely impact our business.

Most of the other established aerospace companies, such as Boeing and Airbus, have greater capital resources, more significant research and development programs and facilities, and greater experience in the production, marketing and distribution of aerospace products than we do. Although we have not identified any other companies that are producing or are contemplating production of aircraft that we believe would be directly competitive with the FF-1080-300, our ability to compete effectively would be adversely affected if one of the more established companies that can devote significant resources to the development, sale and marketing of its products attempts to compete with us.

The FF-1080-300 aircraft may not achieve market acceptance due to miscalculations of market demand or profitability of the product.  Moreover, international and domestic terrorism has greatly impacted the commercial aviation industry, including the freight forwarding business segment.  Government imposed restrictions on flights and flight plans, as well as concerns of insurers of freight forwarding businesses could have an impact on the market for the FF-1080-300 aircraft.

We may not be able to conclude agreements on satisfactory terms with the manufacturers and suppliers that we need to complete construction of the FF-1080-300 aircraft, which would further delay our ability to begin generating revenue and require us to incur additional expenses. We currently have Risk Sharing Arrangements with partners who have agreed to provide products and/or services at no cost or at the manufacturer’s lowest direct costs for both the pre-production prototype aircraft and the Conformity Aircraft.  Although we have received verbal and in some cases preliminary written commitments (the Risk Sharing Agreements) from various manufacturers and suppliers that we need to complete the construction of the FF-1080-300 aircraft, we may not be able to conclude final binding agreements on acceptable terms with companies that have provided such commitments. If agreements cannot be concluded on acceptable terms, we could be required to locate alternative FAA-certified sources with capacity sufficient to meet our needs, who can produce subassemblies of acceptable quality, provide acceptable manufacturing yields and deliver products to us on time, which would result in further delays to our production schedule.  Such failure could also require us to spend more than we had anticipated in constructing the FF-1080-300 aircraft, since the preliminary Risk Sharing Agreements anticipate favorable pricing terms.

We have contracted with one major supplier, Metalcraft Technologies, Inc., to build the Forward, Center and Aft fuselage and empennage assemblies for our FF-1080-300 aircraft. See “Suppliers and Materials” section below.  If Metalcraft Technologies, Inc. experiences delays in production, it will delay our production schedule given our reliance upon one supplier for such a large percentage of the FF-1080-300 aircraft subassembly components. Furthermore, in the event that Metalcraft Technologies, Inc. becomes unable to produce the required subassemblies, we would be forced to locate alternative FAA-certified sources with capacity sufficient to meet our needs, who can produce subassemblies of acceptable quality, provide acceptable manufacturing yields and deliver products to us on time, which would result in further delays to our production schedule.

Our success depends significantly upon proprietary technology.  We rely on a combination of patent and trade secret laws, licensing agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights, all of which afford only limited protection. Our limited ability to protect our intellectual property rights may adversely affect our ability to compete. We have obtained assignment of a method patent for the method of transporting cargo using freight feeder aircraft with an automated freight management system, which expires February 20, 2011, a design patent for the FF-1080 aircraft, which expires September 14, 2007, and a patent for the Automatic Flat Rate Setting System for Freight Feeder Aircraft, which expires May 26, 2020. We have nondisclosure agreements with all of our employees. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to infringe aspects of our products or services or to obtain and use information that we regard as proprietary.

We intend to market and sell our products to foreign customers. Accordingly, we will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability or conflict between countries in which we may do business, foreign currency fluctuations, economic disruption, the imposition of tariffs and import and export controls, changes in governmental policies (including United States trade policy) and other factors, including other foreign laws and regulations, which could adversely affect our business. With respect to international sales that are determined in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could increase the effective price of, and reduce demand for, our products relative to competitive products priced in the local currency. These international trade factors may, under certain circumstances, materially and adversely impact demand for our products or our ability to sell our products in particular countries or deliver our products in a timely manner or at a competitive price, which in turn may have an adverse impact on our relationships with our customers.

Risks Relating to Our Current Financing Arrangements

We currently have limited net working capital.  Such working capital is not sufficient to meet our anticipated expenses and cash requirements. We anticipate that over the next two years, we will need approximately $89,000,000 to fund our operations.  The PacifiCorp Agreement provides for between $40,000,000 and $80,000,000 in financing from the exercise of warrants issued to PacifiCorp pursuant to the PacifiCorp Agreement, but we can provide no assurances that it will be successful in meeting its obligations. See discussion of the PacifiCorp Agreement set forth in the “Liquidity and Future Capital Requirements” section below.

We have entered into a Master Financing Agreement and an Amended Master Financing Agreement (collectively referred to herein as the “PacifiCorp Agreement”) with PacifiCorp whereby it has agreed to provide a minimum of $40,000,000 and a maximum of $80,000,000 in financing over the course of two years through exercise of warrants to purchase our shares.  The PacifiCorp Agreement provides that PacifiCorp will utilize its best efforts to provide funding but does not obligate PacifiCorp to exercise the warrants provided for therein. Accordingly, there can be no assurance that we will be able to obtain the minimum financing amount anticipated under the PacifiCorp Agreement. See discussion of the PacifiCorp Agreement set forth in the “Liquidity and Future Capital Requirements” section below.

Our financing efforts remain adversely affected by the current economic environment. As the Company can currently only survive through capital investment, it is likely that we will have to raise additional capital through exempt private placements of our common stock until and unless a new financing program is implemented that will provide sufficient funding.

The lack of additional capital could force us to substantially curtail or cease operations and would thereafter have a material adverse effect on the Company’s business.  Further, there can be no assurance that any such required capital, if available, will be available on attractive terms or that such terms will not have a significantly dilutive effect on existing shareholders.  The financial statements do not include any adjustments that might result from these uncertainties.

Risks Relating to Our Common Stock

Shares of our common stock being offered for sale by selling shareholders are highly speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these shares. Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects. You should also understand that this Prospectus contains “forward-looking statements.” These statements appear throughout this Prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements as a result of various factors, including those set forth below and elsewhere in this Prospectus.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”) subsequent to the effective date of the registration statement of which this Prospectus forms a part. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. As of the date hereof, we are not aware that any market maker has any such intention. Accordingly, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. Alternatively, if we do establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Our common stock is subject to regulations of the Securities and Exchange Commission (the “Commission”) relating to the market for penny stocks. Generally, “penny stock” as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or on NASDAQ that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell the securities.

The sale of material amounts of our common stock by selling shareholders could reduce the price of our common stock and encourage short sales.

The exercise of outstanding warrants may adversely affect our stock price and shareholders’ percentage ownership.  There are outstanding warrants exercisable for the purchase of up to 77,287,664 shares of our common stock.  All of these warrants were issued at exercise prices ranging from $0.10 to $5.00 per share.  In the future, we may grant more warrants or options under stock option plans or otherwise. The exercise of stock options authorized in the future or warrants that are presently outstanding or may be issued in the future will dilute the percentage ownership of our other stockholders.

Our Board of Directors has the right to issue up to 25,000,000 shares of preferred stock and to determine the rights, prices, preferences, privileges, and restrictions, including voting rights, of these shares without the approval of our stockholders.  Any issuance of preferred shares could be used by our current management to delay, defer or prevent a change in management, which may not be in the best interests of the holders of our common stock.

The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as: actual or anticipated fluctuations in our results of operations; changes in or failure by us to meet securities analysts’ expectations; announcements of technological innovations; introduction of new products by us or our competitors; the terms of new financing arrangements which may be dilutive; and general market conditions.

FORWARD-LOOKING STATEMENTS

This Prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we desire to take advantage of the “safe harbor” provisions in the Securities Act and the Exchange Act. Accordingly, we are including this statement so that we are covered by the protection available under the safe harbor provisions with respect to all of the forward-looking statements in this Prospectus. The forward-looking statements in this Prospectus reflect our current views with respect to possible future events and financial performance. You should consider any statements made in this Prospectus that are not statements of historical fact to be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” or “believe.”  We believe that the expectations reflected in such forward-looking statements are accurate as of the date of this Prospectus.  However, we cannot assure you that such expectations will occur.  Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, economic and regulatory changes, inability to achieve significant revenues and/or financial resources, our history of losses, significant increase in competition, uncertainty relating to intellectual property protection, trading risks of low-priced stocks, as well as other risks and uncertainties discussed elsewhere in this Prospectus. You should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise forward-looking statements herein to reflect events or circumstances that may arise after the date of this Prospectus.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we have received proceeds from the sale of shares of common stock that are presently outstanding and may receive proceeds from the exercise of the warrants identified in this Prospectus for shares of common stock. If all warrants exercisable for shares registered in connection with this Prospectus are exercised, we would receive approximately $28,921,068 in proceeds.

We intend to apply any net proceeds from exercise of the warrants to the following anticipated costs and expenses:(1)

POC AND CONFORMITY FF-1080-300 AIRCRAFT DEVELOPMENT COST

	TOTALS	PERCENTAGE
Engineering:
Engineering	$9,805,800	23.29%
CAE/CAD/CAM - Stations	$750,000	1.78%
CAE/CAD/CAM - Support	$180,000	0.43%
Engineering Supplies	$180,000	0.43%

Aircraft Development Cost:
Prototype Aircraft	$18,205,000	43.25%
Static Test Assemblies	$979,000	2.33%
Test Fixtures	$100,000	0.24%
Cert Testing	$1,000,000	2.38%
Tooling	$2,000,000	4.75%
Patent/Legal Reserve	$180,000	0.43%
Certification Reserve	$3,000,000	7.13%
TOTAL R & D COST	$36,379,800	86.42%

GENERAL AND ADMINISTRATIVE
Salaries	$1,210,000	2.87%
Chief Engineer	$130,000	0.31%
Salaries: Administration+ Marketing	$550,000	1.31%
Hangar/Office Facility	$420,000	1.00%
Utilities	$24,000	0.06%
Phone	$84,000	0.20%
Equipment Leases	$60,000	0.14%
Aircraft Expense	$60,000	0.14%
Travel	$240,000	0.57%
Office Supplies	$42,000	0.10%
FICA	$877,185	2.08%
Fed & State Unemployment	$92,925	0.22%
Workmans Comp.	$103,258	0.25%
Group Insurance	$53,100	0.13%
Marketing Assistance Cost	$174,000	0.41%
Assembly Hangar	$180,000	0.43%
Assemble Equipment Tools	$166,667	0.40%
Misc. Expenses	$27,000	0.06%
Legal and Accounting	$216,000	0.51%
G&A Contingency Reserve	$180,000	0.43%
	$825,000	1.96%
MONTHLY G & A TOTALS	$5,715,135	13.58%

R&D AND G&A TOTALS	$42,094,935	100.00%

(1)                                  Absent additional capital infusions, this reflects a deficit of $13,173,867.  We intend to use the proceeds from the PacifiCorp Agreement to defray these costs.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. The selling stockholder shares covered by this Prospectus consist of 102,335,675 shares of our common stock that are currently issued and outstanding.  We are also registering for offering by shareholders 10,030,356 shares of our common stock issuable upon exercise of certain warrants, of which an indeterminable number may not be issued. We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all shares offered by selling shareholders are sold, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this Prospectus, any position, office, or other material relationship which the stockholder has had within the past three years with the Company, the number of shares of common stock beneficially owned by each person before the offering, the number of shares of common stock that may be sold in this offering, the number of shares of common stock each person will own after the offering – assuming they sell all of the shares offered – and the percentage of common stock owned after sale of common stock in the offering.

Selling Stockholder and Relationship to the Company Within Past Three Years	Number of Shares of Common Stock Owned Before Offering		Number of Shares of Common Stock Offered for Sale	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After Sale of Shares in Offering
WILLIAM ACKERMAN	200,000	(1)	200,000	0	less than 1%
MICHAEL H ADLER & CARLENE M ADLER JTTEN	2,500		2,500	0	less than 1%
WILLIAM T AMORIN	77,520		77,520	0	less than 1%
SERAFIN ARELLANO & SHIRLEY ARELLANO JT TEN	1,870		1,870	0	less than 1%
CHARLES F. AUSTER	425,264	(2)	425,264	0	less than 1%
JANICE ELAINE BALDWIN	10,000		10,000	0	less than 1%
GLEN C BARRETT	1,066,000		1,066,000	0	less than 1%
VICTOR L BARRETT	16,280		16,280	0	less than 1%
DONNA M BASKIN	1,200		1,200	0	less than 1%
JERRY BASKIN	9,120		9,120	0	less than 1%
BENJAMIN S BATES III & NADINE BATES JT TEN	3,468		3,468	0	less than 1%
WESLEY BENTLY	20,000		20,000	0	less than 1%
JOE A BERNAL & JANELLA F BERNAL JT TEN	318		318	0	less than 1%
WILLIAM BIVANS	22,800		22,800	0	less than 1%

GENE BLAYLOCK	28,000		28,000	0	less than 1%
MICHAEL F BOLAND & JUDY BOLAND JT TEN	16,000		16,000	0	less than 1%
ROBERT BOLAND	22,800		22,800	0	less than 1%
PAUL BOROSTOVIK	200		200	0	less than 1%
KENNETH BOROWICZ	200		200	0	less than 1%
JAMES L BRADEN	22,800		22,800	0	less than 1%
GUS BRIAR	120,000		120,000	0	less than 1%
JANIS H BRENNAN & GEBRAN DABAGHI JT TEN	8,145		8,145	0	less than 1%
LYLE D BRIDGES	5,845,000		5,845,000	0	less than 1%
ROBERT A W & SHIRLEY A BROWN	30,416	(3)	30,416	0	less than 1%
STEVEN BULMER	20,000		20,000	0	less than 1%
STEPHEN C BUSER & CLARE J BUSER JT TEN	4,920		4,920	0	less than 1%
GREG CADE	1,920		1,920	0	less than 1%
CHRISTINE CALORUSSO	1,168		1,168	0	less than 1%
BERNELLYN M CAREY	50		50	0	less than 1%
JAMES S CAREY	310,080		310,080	0	less than 1%
LYNNE MARIE CAREY	100		100	0	less than 1%
TRAVIS CARR	2,000		2,000	0	less than 1%
E. ANDRE CARTER	1,018,565	(4)	1,018,565	0	less than 1%
CEDE & CO (FAST)	13,569,233		13,569,233	0	less than 1%
HOBIH CHEN & CHI-LIN CHEN JT TEN	30,120	(5)	30,120	0	less than 1%
RAMSEY J. CHOUCAIR	30,000		30,000	0	less than 1%
CITIGROUP GLOBAL MARKETS INC	7,513		7,513	0	less than 1%
DIANE CLOHESSY	2,400		2,400	0	less than 1%
STEVE COFFMAN	60,000		60,000	0	less than 1%
COMPOSERS INTERNATIONAL S. A.	328,320	(6)	328,320	0	less than 1%
TIMOTHY W COLLINS & PATRICIA A COLLINS	14,592		14,592	0	less than 1%
KEVIN CORNILS	926		926	0	less than 1%
KRISTINE N CORNILS	92,776		92,766	0	less than 1%
BARBARA G DALTON	31,008		31,008	0	less than 1%
ROBERT F DALTON	47,058		47,058	0	less than 1%
JOANN E DANA	104,166		104,166	0	less than 1%
DANBY INTERNATIONAL	50,000	(7)	50,000	0	less than 1%
BARBARA S DAPOGNY	1,000		1,000	0	less than 1%
JOHN P DAPOGNY	517,690		517,690	0	less than 1%
ROBERT J DAPOGNY	1,500		1,500	0	less than 1%
STEPHEN DAPOGNY	23,166		23,166	0	less than 1%
MARK J DAVITZ	141,668		141,668	0	less than 1%
STEVE DELBIANCO	115,824		115,824	0	less than 1%

DESIGN SURFACES INC	100,000		100,000	0	less than 1%
MARK N. DEWBERRY	104,166		104,166	0	less than 1%
MICHAEL DIMATTINA	411		411	0	less than 1%
RANDALL R. ECKERT	368,696	(8)	368,696	0	less than 1%
EDWARD D JONES & CO	1		1	0	less than 1%
GARY ELWOOD	340,000		340,000	0	less than 1%
THOMAS ENRIGHT & JEANINE ENRIGHT JT TEN	372,000		372,000	0	less than 1%
R. JERRY FALKNER	60,000	(9)	60,000	0	less than 1%
JIM FAULK	40,000		40,000	0	less than 1%
DANIEL H. FEATHER	464,000		464,000	0	less than 1%
VASILIOS FERENTINOS	7,453		7,453	0	less than 1%
UBS FINANCIAL SERVICES INC	1		1	0	less than 1%
FIRST CLEARING LLC	15,025		15,025	0	less than 1%
RICHARD FORBES	150,000		150,000	0	less than 1%
PAUL FRATE	18,240		18,240	0	less than 1%
CHARLES H FREEMAN & CHARLENE A FREEMAN JT TEN	1,000		1,000	0	less than 1%
ROLAND FREEMAN & DOTTIE FREEMAN JT TEN	1,160		1,160	0	less than 1%
DAVID M FRIERSON SR & L SUZETTE FRIERSON JT TEN	10,000		10,000	0	less than 1%
RAFAEL A GALLEGOS & ELIZABETH A GALLEGOS JT TEN	3,549		3,549	0	less than 1%
GANDEE LIVING TRUST	358,176		358,176	0	less than 1%
DAN GANDEE & KITTY GANDEE	78,000	(10)	78,000	0	less than 1%
RANDALL E. GANIM	1,000,000		1,000,000	0	less than 1%
FRANK T & SUSAN J GASPER	74,720	(11)	74,720	0	less than 1%
GGDG LTD	478,800		478,800	0	less than 1%
LARRY GLAENZER: INHERITANCE ACCOUNT	360,000		360,000	0	less than 1%
DAVID W GOAD & DONNA GOAD JT TEN	2,958		2,958	0	less than 1%
SOTIRIOS GOUDOUVAS	1,156		1,156	0	less than 1%
DON GRAMMER	205,200	(12)	205,200	0	less than 1%
NATHAN GRAVES	105,000		105,000	0	less than 1%
MARK GUIDI	21,152	(13)	21,152	0	less than 1%
TIM HAGERTY	100,000		100,000	0	less than 1%
WAYNE A HANSEN	2,000		2,000	0	less than 1%
ERIC HARR & KATHLEEN HARR JTTEN	130,824	(14)	130,824	0	less than 1%

ALTON DONALD HARRIS III	1,738		1,738	0	less than 1%
DAVID GREGORY HARRIS & ERICA BAHRMANN HARRIS JT TEN	948		948	0	less than 1%
JOHN HARRIS	10,000		10,000	0	less than 1%
JACQUELINE M HAUSER & ROBERT A HAUSER JT TEN	2,457		2,457	0	less than 1%
ROBERT HAYES	73,590		73,590	0	less than 1%
VIRA HAYES	73,590		73,590	0	less than 1%
GENE HENCKLER	23,712		23,712	0	less than 1%
DANIEL MARK HENSON	200,000	(15)	200,000	0	less than 1%
AMARANTE HERRERA JR & JUDY HERRERA JT TEN	20,856		20,856	0	less than 1%
RALPH P & RENEE R HERRMANN	529,016	(16)	529,016	0	less than 1%
MICHAEL B HOOKS & PEGGY S HOOKS JT TEN	20,000		20,000	0	less than 1%
HARLYN H & GERALDINE A HUBBS	2,041,472	(17)	2,041,472	0	less than 1%
DONALD & CHRISTINE HUBERT	1,280,000		1,280,000	0	less than 1%
ABIGAIL HUGHES	10,000		10,000	0	less than 1%
LOGAN HUGHES	10,000		10,000	0	less than 1%
MASON HUGHES	10,000		10,000	0	less than 1%
DANIEL W HUTHWAITE	493,000		493,000	0	less than 1%
JAMES E. JALINSKI	20,000		20,000	0	less than 1%
ROSS L AND HOLLY A JOHN	47,424		47,424	0	less than 1%
JILL A JOHNSON	3,276		3,276	0	less than 1%
ROBERT L JONES	2,931		2,931	0	less than 1%
PETER JORDAN	23,116		23,116	0	less than 1%
ROBERT R JORDAN	2,885		2,885	0	less than 1%
LILLIE JUSTICE	9,120		9,120	0	less than 1%
JOHN S KARLINCHAK & KIMBERLEE A KARLINCHAK JT TEN	11,193		11,193	0	less than 1%
STEPHEN P KARLINCHAK	1,183		1,183	0	less than 1%
THOMAS E KELLEY	59,216	(18)	59,216	0	less than 1%
E K KELLY	54,720		54,720	0	less than 1%
WILLIAM F KELLY	84,720	(19)	84,720	0	less than 1%
KIM LITTLEFIELD, DMD, P.C. DEFINED BENEFIT PLAN	800,000		800,000	0	less than 1%
KIM LITTLEFIELD, DMD, P.C. PROFIT SHARING PLAN	1,000,000		1,000,000	0	less than 1%

LINDA KIRBY	10,000		10,000	0	less than 1%
ESTELLE KLUGER	10,000	(20)	10,000	0	less than 1%
LANCE KLUGER	10,000	(21)	10,000	0	less than 1%
MARK I KLUGER	212,464	(22)	212,464	0	less than 1%
ELIZABETH VIA KOLINSKI	5,000		5,000	0	less than 1%
DAVE KOPROWSKI & JANICE KOPROWSKI JT TEN	220,000		220,000	0	less than 1%
KEANU KOPROWSKI & MIKE KOPROWSKI JT TEN	72,000		72,000	0	less than 1%
RICHARD KOPROWSKI	20,000		20,000	0	less than 1%
JANICE KOPROWSKI	33,680		33,680	0	less than 1%
RICK KOPROWSKI	32,000		32,000	0	less than 1%
AIMEE KRISFALUSI & ALEX KRISFALUSI JT TEN	9,282		9,282	0	less than 1%
CHARLES KRISFALUSI JR	1,156		1,156	0	less than 1%
PETER KRONOWITT	11,558		11,558	0	less than 1%
ALAN & KAREN KUNSEMILLER	50,000		50,000	0	less than 1%
AMY KUNSEMILLER	8,333		8,333	0	less than 1%
JEFF KUNSEMILLER	96,667		96,667	0	less than 1%
ANNA KYRIAKOUDIS & PAUL W MACRIDES JT TEN	462,360		462,360	0	less than 1%
APOSTOLOS KYRIAKOUDIS & MARY KYRIAKOUDIS JT TEN	12,500		12,500	0	less than 1%
PHOTIOS A KYRIAKOUDIS	25,436		25,436	0	less than 1%
DAVID D LEE & CAROLINE M LEE JT TEN	2,366		2,366	0	less than 1%
WARREN KUANG-NAN LEE	42,360	(23)	42,360	0	less than 1%
PHILLIPPE P LE ZONTIER	510,000	(24)	510,000	0	less than 1%
MICHAEL D LINVILLE & JEANETTE F LINVILLE JT TEN	5,794		5,794	0	less than 1%
SANDY LIPSCOMB	16,000		16,000	0	less than 1%
KIM LITTLEFIELD	2,800,000		2,800,000	0	less than 1%
WES LONG	16,000		16,000	0	less than 1%
JOHN D & EVA E LONGENECKER	74,720	(25)	74,720	0	less than 1%
JOHN D LONGENECKER	16,000		16,000	0	less than 1%
JOHN H LOPEZ & DIANA LOPEZ JT TEN	222,464	(26)	222,464	0	less than 1%
JOHN LOW	10,000		10,000	0	less than 1%
LUIS LAURO LOZANO	50,000		50,000	0	less than 1%

JOSEPH PAUL MARCELLINO	20,000		20,000	0	less than 1%
THEODORE MARSH	200		200	0	less than 1%
CAROL A MCCASLIN	3,000		3,000	0	less than 1%
COREY MCDANIEL	1,186		1,186	0	less than 1%
TRUDIE MCGOVERN	14,592		14,592	0	less than 1%
JAMES P MCGOWEN	627,800		627,800	0	less than 1%
TAMARA MCGOWEN	11,584		11,584	0	less than 1%
MCGRATH, WILLIAM A & L VICTORIA VAN TA	63,840		63,840	0	less than 1%
WILLIAM A MCGRATH 3RD	94,848		94,848	0	less than 1%
BRUCE A MCMANUS & GLORIA K MCMANUS JT TEN	1,638		1,638	0	less than 1%
VIRGINIA MODEAN & KENNETH A MODEAN JT TEN	3,000		3,000	0	less than 1%
ARIC W MOORE	67,724		67,724	0	less than 1%
MORGAN STANLEY DW INC	2		2	0	less than 1%
EDWARD MORGISON & KAREN MORGISON	1,300,976	(27)	1,300,976	0	less than 1%
TODD MULFORD	112,500		112,500	0	less than 1%
RONALD T MULLINS & REBECCA L MULLINS JTTEN	96,652		96,652	0	less than 1%
LINDA S MURANKO - IRA	56,250		56,250	0	less than 1%
FRED E MYERS	70,000		70,000	0	less than 1%
FRED EDWIN MYERS & ANNA A MYERS JTTEN	46,512		46,512	0	less than 1%
MANUEL NALDA	25,000		25,000	0	less than 1%
NATIONAL INVESTOR SERVCES CORP CUST FBO TRAM Q TAN NGUYEN - IRA	44,000		44,000	0	less than 1%
NATIONAL INVESTOR SERVICES CORP CUST FBO NGUYEN X NGUYEN - IRA	44,000		44,000	0	less than 1%
NGUYEN XUAN NGUYEN	290,000		290,000	0	less than 1%
MARIAN NICASTRO	63,000		63,000	0	less than 1%
JOHN F NICHOLS	47,360	(28)	47,360	0	less than 1%
CYNTHIA OBADIA	14,446		14,446	0	less than 1%
DAVID A ORDNER CUST JEFFREY D ORDNER	2,000		2,000	0	less than 1%
STEVEN G PACE	25,000		25,000	0	less than 1%
PAULA E PAHOS	125,000		125,000	0	less than 1%
CHAD PARKER & MEGAN PARKER JT TEN	70,834		70,834	0	less than 1%
CHAD PARKER	20,000		20,000	0	less than 1%

DONALD PARKER	25,000		25,000	0	less than 1%
MICHAEL B PARKINSON	80,000		80,000	0	less than 1%
PATRICIA PARSONS	14,397,625	(29)	14,397,625	0	less than 1%
BARRY PENLAND-COYLE & RAMONA PENLAND-COYLE JT TEN	6,284		6,284	0	less than 1%
JOAO PEREIRA	1,779		1,779	0	less than 1%
RORY PERIMENIS	23,251		23,251	0	less than 1%
MICHAEL H PERROTT	2,780		2,780	0	less than 1%
DAVID A. & TRACY L. PETERSON	20,000		20,000	0	less than 1%
DAVID PETTY	570,000		570,000	0	less than 1%
LISA PIANTA	13,680		13,680	0	less than 1%
JACKSON PITTARD	400,000		400,000	0	less than 1%
RON S POE & LINDA L LASPE JT TEN	100,000		100,000	0	less than 1%
RONALD S. POE	240,000		240,000	0	less than 1%
SHAWN C. POE	20,000		20,000	0	less than 1%
SCOTT C POGORELE & PATRICIA M POGORELE JT TEN	5,251		5,251	0	less than 1%
DON POWELL	320,000		320,000	0	less than 1%
RONALD PROHM	50,000		50,000	0	less than 1%
DOUGLAS QUINN	9,120		9,120	0	less than 1%
CAROLYN R RANKIN	40,000		40,000	0	less than 1%
WILLIAM G RANKIN JR	40,000		40,000	0	less than 1%
DONALD BRETT RAY	70,000		70,000	0	less than 1%
MATTHEW A REIMANN	340		340	0	less than 1%
LINDSAY REISINGER	200		200	0	less than 1%
KENNETH ROHLFING & RHONDA ROHLFING JT TEN	18,496		18,496	0	less than 1%
DALLAS ROOSE	225,000		225,000	0	less than 1%
MARLEN ROOSE	75,000		75,000	0	less than 1%
MERLEN ROOSE	37,500		37,500	0	less than 1%
S G INVESTMENTS INC.	1,000,000		1,000,000	0	less than 1%
DONNY & MEREDITH SAMSON	50,000		50,000	0	less than 1%
MIRELLA V SANFORD	2,366		2,366	0	less than 1%
SAXA INVESTMENTS	70,000		70,000	0	less than 1%
SAYLOR MARKETING PROFIT SHARING PLAN	3,581,684	(30)	3,581,684	0	less than 1%
BEN SAYLOR & SONDRIA SAYLOR JT TEN	23,934		23,934	0	less than 1%
BRIAN SAYLOR & KIM SAYLOR JT TEN	1,186		1,186	0	less than 1%
BRIAN SAYLOR	4,166		4,166	0	less than 1%
H CLIF SAYLOR	473,242	(31)	473,242	0	less than 1%
CLIF SAYLOR (MEGAN)	11,856		11,856	0	less than 1%

CLIF SAYLOR (MELISSA)	11,856		11,856	0	less than 1%
CLIF SAYLOR (MEREDITH)	11,856		11,856	0	less than 1%
DOROTHY SAYLOR	14,166		14,166	0	less than 1%
H CLIF SAYLOR & CAROLYN SAYLOR JT TEN	1,172,670		1,172,670	0	less than 1%
MELISSA SAYLOR	70,834		70,834	0	less than 1%
MEREDITH SAYLOR	20,834		20,834	0	less than 1%
DAVID SCARCLIFF	4,000	(32)	4,000	0	less than 1%
DON SCHOFIELD & VIOLET SCHOFIELD JTTEN	2,500		2,500	0	less than 1%
TERRY L SCHULTZ	8,000		8,000	0	less than 1%
JOHN SCOTT	21,000		21,000	0	less than 1%
SUZANNE SEITZ	2,500		2,500	0	less than 1%
RICHARD M. SHAFFER & DENISE C. SHAFFER, JTTEN	4,732		4,732	0	less than 1%
CAROL SHANKLE	100,000		100,000	0	less than 1%
PETER J SHERIDAN	61,888	(33)	61,888	0	less than 1%
ROBERT SHUMAN	9,120		9,120	0	less than 1%
JUDITH LYNN SIDERS	1,824		1,824	0	less than 1%
BUFORD B SIDES & BRENDA A SIDES JT TEN	80,000		80,000	0	less than 1%
JAMES SIDES	20,000		20,000	0	less than 1%
WESLEY C SIDES & MARY E SIDES JT TEN	10,000		10,000	0	less than 1%
JEREMY SIMS	2,722		2,722	0	less than 1%
SMITH FAMILY TRUST, DOUGLAS E SMITH, TTEE	128,042	(34)	128,042	0	less than 1%
ALEXANDRA SMITH	641,578		641,578	0	less than 1%
BRAEDEN SMITH	10,000		10,000	0	less than 1%
BRIAN SMITH	25,000		25,000	0	less than 1%
CLAUDE SMITH	930		930	0	less than 1%
DAVID SMITH	199,592		199,592	0	less than 1%
DOUGLAS E SMITH	20,663,139	(35)	20,663,139	0	less than 1%
GORDON SMITH	50,000		50,000	0	less than 1%
JAQUELINE SMITH	641,578		641,578	0	less than 1%
MICHAEL SMITH	40,628		40,628	0	less than 1%
TOM SMITH	80,000		80,000	0	less than 1%
STUART SOLOMON	208,334		208,334	0	less than 1%
SAMUEL K SPELL	98,770		98,770	0	less than 1%
RICHARD SPIGLER	104,166		104,166	0	less than 1%
WILLIAM & DEBRA SPILLMAN	50,000		50,000	0	less than 1%
BRENDA M STACKHOUSE	40,000		40,000	0	less than 1%
LYNETTE A STACKHOUSE	80,000		80,000	0	less than 1%

CRAIG P STEELE	20,000		20,000	0	less than 1%
DONALD P STEELE	100,000		100,000	0	less than 1%
DEBRA A STEWARD	200		200	0	less than 1%
FORREST & WENDY STEWART	445,136	(36)	445,136	0	less than 1%
LANCE W SVENDSEN	80,000		80,000	0	less than 1%
LEROY SVENDSEN	410,400	(37)	410,400	0	less than 1%
LEROY W & JUANITA SVENDSEN	202,100	(38)	202,100	0	less than 1%
MERRILL LYNCH PIERCE FENNER & SMITH CUST F/B/O RANDY SVENDSEN - IRA	160,000		160,000	0	less than 1%
DALE SWEARY	100,000		100,000	0	less than 1%
CHESTER D TAYLOR	556,000	(39)	556,000	0	less than 1%
ROBERT A TAYLOR	194,854		194,854	0	less than 1%
ROBERT L TAYLOR	9,270		9,270	0	less than 1%
WALTER LJ TAYLOR	11,000		11,000	0	less than 1%
ROBERT L THOMA	596,966	(40)	596,966	0	less than 1%
GLEN THURMAN	9,120		9,120	0	less than 1%
BARRY EUGENE TODD	48,000		48,000	0	less than 1%
JENNIFER TOLEDO	926		926	0	less than 1%
GARY TOLLEY	36,582		36,582	0	less than 1%
JAN M TOON	80,000		80,000	0	less than 1%
RICHARD TROLARD	11,870,771	(41)	11,870,771	0	less than 1%
RONALD D TROLARD	49,388		49, 388	0	less than 1%
DOMINIC TURANO	5,000		5,000	0	less than 1%
TOMMY TWOMEY	47,424		47,424	0	less than 1%
G DANIEL URBAN	5,779		5,779	0	less than 1%
NIKOLAOS ANDREAS VAKAKIS	25,000		25,000	0	less than 1%
ISAAC VALDEZ & CAROL VALDEZ JT TEN	1,158		1,158	0	less than 1%
THOMAS J VENDEMIA	40,000		40,000	0	less than 1%
ROBERT L VERBOSKI	104,080	(42)	104,080	0	less than 1%
PAIGE VIA	154,686		154,686	0	less than 1%
ELIZABETH ANN VIA-KOLINSKI	8,122		8,122	0	less than 1%
HEATH WATERS	2,280		2,280	0	less than 1%
JEFF WEAVER	8,000		8,000	0	less than 1%
JOHN WEAVER	14,582		14,582	0	less than 1%
WILL M. WEEKS FAMILY PARTNERSHIP L.P.	2,470,000		2,470,000	0	less than 1%
BILLY E WEST & DELORES L WEST JT TEN	220		220	0	less than 1%
GEORGE-ANNE WHITEHURST	80,000		80,000	0	less than 1%
STEPHEN C WICKER	1,156		1,156	0	less than 1%
JOHN WILDING	325,000		325,000	0	less than 1%

JOHN F WILDING III	40,000		40,000	0	less than 1%
JOHN F WILDING IV	100,000		100,000	0	less than 1%
KATHERINE A WILDING - IRA	208,333		208,333	0	less than 1%
MICHAEL J WILDING SR	100,000		100,000	0	less than 1%
MARY ANN WILHELM	8,000		8,000	0	less than 1%
MONTE WILHELM	8,000		8,000	0	less than 1%
KEVIN WILLIAMS	150,000		150,000	0	less than 1%
MARLISE WILLIAMS	52,500		52,500	0	less than 1%
MIKE WILSON	16,666		16,666	0	less than 1%
STEVEN WISEHART	1,000,000	(43)	1,000,000	0	less than 1%
EDGAR W WOERNER	600		600	0	less than 1%
JOHN T WOLF & DIANA M WOLF JT TEN	3,000		3,000	0	less than 1%
DON WOOD	31,500		31,500	0	less than 1%
DONALD B WOOD - IRA	40,000		40,000	0	less than 1%
DOROTHY M WOOD - IRA	40,000		40,000	0	less than 1%
SCOTT WOOD	80,000		80,000	0	less than 1%
RAYMOND C WOYCHESIN JR	189,266		189,266	0	less than 1%
KUO YANG	20,000		20,000	0	less than 1%
ROY ZENTZ	200,000	(44)	200,000	0	less than 1%
AUDREY ZUCK	29,184		29,184	0	less than 1%
JONATHAN V & AUDREY A ZUCK	176,192		176,192	0	less than 1%
JOYCE ZUCK	94,992		94,992	0	less than 1%

(1)	Includes 100,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(2)	Includes 200,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(3)	Includes 14,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(4)	Includes 10,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(5)	Includes 30,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(6)	Includes 328,320 shares of common stock that may be acquired pursuant to outstanding warrants.
(7)	Includes 50,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(8)	Includes 100,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(9)	Includes 60,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(10)	Includes 78,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(11)	Includes 20,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(12)	Includes 205,200 shares of common stock that may be acquired pursuant to outstanding warrants.
(13)	Includes 2,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(14)	Includes 15,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(15)	Includes 50,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(16)	Includes 529,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(17)	Includes 483,320 shares of common stock that may be acquired pursuant to outstanding warrants.
(18)	Includes 20,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(19)	Includes 30,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(20)	Includes 10,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(21)	Includes 10,000shares of common stock that may be acquired pursuant to outstanding warrants.
(22)	Includes 10,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(23)	Includes 15,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(24)	Includes 60,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(25)	Includes 20,000 shares of common stock that may be acquired pursuant to outstanding warrants.

(26)	Includes 20,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(27)	Includes 505,316 shares of common stock that may be acquired pursuant to outstanding warrants.
(28)	Includes 20,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(29)	Includes 1,200,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(30)	Includes 50,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(31)	Includes 130,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(32)	Includes 2,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(33)	Includes 40,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(34)	Includes 100,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(35)	Includes 3,726,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(36)	Includes 160,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(37)	Includes 205,200 shares of common stock that may be acquired pursuant to outstanding warrants.
(38)	Includes 200,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(39)	Includes 100,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(40)	Includes 250,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(41)	Includes 250,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(42)	Includes 22,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(43)	Includes 400,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(44)	Includes 200,000 shares of common stock that may be acquired pursuant to outstanding warrants.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire pursuant to warrants within 60 days.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately-negotiated transactions;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing of options on the shares;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceeding.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information concerning our Directors, executive officers, and certain of our significant employees as of the date of this Prospectus.  Our Board of Directors consists of a total of three members who serve terms of three years and hold office until death, resignation or until removed from office in accordance with our Bylaws. Our officers are appointed by our Board of Directors and hold office until their successors are chosen and qualified or removed by our Board of Directors.

			Term as
Name	Age	Position	Director Expires

John J. Dupont	57	Chief Executive Officer, President, and Director	2005
R. Darby Boland	52	Vice President, General Manger and Director	2005
Edward F. Eaton	57	Director	2005
Thomas A. Dapogny	42	Vice President of Operations, Treasurer, and Secretary	N/A
Karen Shoemaker	47	Vice President, Chief Financial Officer, and Principal Accounting Officer	N/A
Scott Jacox	45	Vice President of Marketing	N/A
Ruben Fragoso	46	Vice President of Sales – Mexico, South and Central America	N/A

John J. Dupont has been a director and President and Chief Executive Officer of our company since inception, and served American Utilicraft Corporation (“AMUC”) in a similar capacity from its inception in 1990 to December 10, 2004. From 1984 to 1989, Mr. Dupont was the President and CEO of Skytrader Corporation, an aeronautical research and development firm which he founded in 1984, and where he designed the UV-23 Scout STOL (Skytrader). From 1989 through July 1990, Mr. Dupont was President of Advanced Lift Research, Inc. where he completed a design feasibility study, market review and operational competitive analysis of a new 17,000 lb. aircraft design, the UC-219, specifically for the worldwide combination passenger/freight market.

R. Darby Boland has been the Vice President and General Manager of our company since inception, and served AMUC in similar capacities commencing in 1999. From 1975 to 1978, he was a Design and Logistics Engineer with McDonnell Douglas Corporation in connection with the F-4, F-15, Harpoon and Cruise Missile programs. From 1978 to 1989, he was the Executive Manager with Southwestern Bell Corporation, where he was responsible for the design, implementation and marketing technical support of fiber-optic network systems for long distance and cellular service providing companies. From 1989 to 1992, he was the Director of Corporate Development of Restore Industries, a telecommunications service equipment provider. In 1988, Mr. Boland founded B&H Machine, Inc., a design manufacturer of metal cutting die products, where he served as President and Chief Executive Officer, and financed the sale of the company in 1996. After 1996, Mr. Boland assisted AMUC with the development of their program until his recent appointment to Vice President, General Manager and Director of AMUC. Mr. Boland is a graduate of St. Louis University with a B.S. degree in Aeronautical Engineering Management.

Edward F. Eaton has been a director of the Company since inception, and has served AMUC in a similar capacity commencing in 1992. He is an attorney with Connolly, Bove, Lodge & Hutz, LLP of Wilmington, Delaware, where he has been a partner since 1991. He practices in the areas of litigation, criminal law, real estate law, and business and commercial law, and has been employed with Connolly, Bove since 1986. Mr. Eaton received his J.D. from Temple University and his Bachelor’s degree from Cornell University.

Thomas A. Dapogny has been the Vice President of Operations, Treasurer and Secretary since inception, and served AMUC as Vice President of Operations commencing in 1998. From 1986 to 1997, he served as a consultant in information systems development for clients such as E-Systems/Raytheon, Ernst & Young, CACI, Global One, CSC and National Computer Systems. His project work included CASE tool management; analysis and design; rapid prototype design and production; management and production of system life-cycle technical, management, and user documentation; development and production of Help systems; curriculum design and training material production; user-group management, and contract proposal development.

Karen Shoemaker has been the Vice President, Principal Accounting Officer since inception. Ms. Shoemaker also serves as our Chief Financial Officer. Ms. Shoemaker has served as a principal of By the Numbers, Inc. (“BTN”) since 1988. At BTN she worked as a consultant-controller and accountant for startup to medium sized businesses, and was involved in preparing extensive financial reporting and providing hands-on accounting management. Ms. Shoemaker has experience serving on project teams for BTN clients on finance and accounting related issues, consulting regarding selection, implementation and training for automated accounting related systems and establishment of accounting procedures, including internal control, revenue recognition and Government reporting.

Scott Jacox was employed by the Company on August 1, 2005 to serve as Vice President of Marketing. Mr. Jacox received a Bachelors of Arts degree in Management Information Systems and a Minor in Accounting from the University of Utah in 1985. From 1986 to 1987 Mr. Jacox worked as a charter and cargo pilot for Sunwest Aviation. In 1987 he began working as a freight delivery pilot for Alpine Air Express. In 1990, Mr. Jacox worked as an overnight and express cargo delivery Pilot for Corporate Air. In 1992 he worked as a Captain for Alpine Air Express where he logged over 15,000 flight hours and personally carried over 20 million pounds of cargo in the overnight freight delivery system contracted to Federal Express, UPS, Airborne Express, and the USPS. In 1998 he served as a Check Airmen and instructor pilot responsible for the evaluation and instruction for all Alpine Air Captains and First Officers in the BE-99 and BE-1900 aircraft. In 1999 he served as a Chief Pilot for Alpine Air Express where he was instrumental in the implementation of an innovative palm pilot weight and balance system for all Alpine Aircraft.  In 2003 Mr. Jacox acted as Senior Vice President at Alpine Air Express where he was responsible for the acquisition of new contracts as well as the bidding and successful awarding of a $50,000,000 contract for the Hawaiian Islands for the USPS. As Senior Vice President at Alpine Air Express he was also responsible for the start up, safe and profitable operations for the Honolulu based 14 aircraft operation.

Ruben Fragoso was employed by the Company on August 1, 2005 to serve as Vice President of Sales – Mexico, South and Central America. Mr. Fragoso initiated his career in international trade in 1990 when he worked for a customs brokers agency. During his tenure with this agency as International Trade and Logistics Specialist he assisted importers and exporters with customs clearance procedures, document preparation, warehousing and distribution, and international logistics which included freight-forwarding (air-freight, ocean-freight, and land-freight). Five years later Mr. Fragoso was offered a position with one of his clients who owned a manufacturing company in Albuquerque, New Mexico, and operated five manufacturing plants (maquiladoras) in Mexico.  Mr. Fragoso’s duties were to manage all areas of the supply chain; such as, outsourcing, procurement, inventories, transportations, and customs clearance for the five maquiladoras.  He was also tasked with developing a vendor management program. In 1998 Mr. Fragoso started International Trade Services (ITS), a third party logistics and supply chain management company.   As owner and managing partner of ITS, Mr. Fragoso assisted businesses in the areas of international and domestic logistics management, border crossing, international supply chain management, international marketing, import and export management, international warehousing and distribution, and international outsourcing.  Mr. Fragoso also managed all areas of the business administration including operations, marketing, human resources, accounting, payroll, and financing.  In early 2002 Mr. Fragoso entered employment with the State of New Mexico’s Economic Development Department in its Mexican Affairs Division.  During his tenure with the department he assisted in the development and implementation of the Maquiladora Supplier Program - an initiative designed to recruit maquiladora suppliers to be closer to their market in order to reduce transportation costs, inventory levels, and delivery times, while increasing customer service. Mr. Fragoso also assisted in the design and implementation of several other programs that deal with Mexican federal and state governments, such as the New Mexico/Chihuahua Commission which addresses border, water, environment, immigration, and border development issues.  Mr. Fragoso has a Bachelors degree in International Business.

Family Relationships

There are no family relationships among the persons set forth above.

Involvement in Certain Legal Proceedings

None of the above persons or any business in which such person was an executive officer have been involved in a bankruptcy petition, been subject to a criminal proceeding (excluding traffic violations and other minor offenses), been subject to any order enjoining or suspending their involvement in any type of business, or been found to have violated a securities or commodities law.

Directorships in Other Companies

No Directors hold directorships in any other reporting companies.

Audit Committee Financial Expert

The Securities and Exchange Commission has adopted rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 requiring public companies to disclose information about “audit committee financial experts.” As of the date of this Prospectus, we do not have a standing Audit Committee. The functions of the Audit Committee are currently assumed by our full Board of Directors. Additionally, we do not have a member of our Board of Directors that qualifies as an “audit committee financial expert.” For that reason, we do not have an audit committee financial expert.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our capital stock as of the date of this Prospectus for (a) each person known by us to own beneficially 5 percent or more of the voting capital stock, and (b) each Director and executive officer who owns capital stock. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to his or her shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)		Percent of Class(2)
Common Stock
As a Group	Officers and Directors 554 Briscoe Boulevard Lawrenceville, Georgia 30045	36,623,366		16.7%

As Individuals	John J. Dupont 554 Briscoe Boulevard Lawrenceville, Georgia 30045	18,141,924	(3)	8.4%

R. Darby Boland 554 Briscoe Boulevard Lawrenceville, Georgia 30045	14,355,000	(4)	6.7%

Thomas A. Dapogny 554 Briscoe Boulevard Lawrenceville, Georgia 30045	2,933,716	(5)	1.4%

Edward F. Eaton 554 Briscoe Boulevard Lawrenceville, Georgia 30045	958,726	(6)	0.4%

Karen Shoemaker 554 Briscoe Boulevard Lawrenceville, Georgia 30045	234,000	(7)	0.1%

Scott Jacox 554 Briscoe Boulevard Lawrenceville, Georgia 30045	0		0%

Ruben Fragoso 554 Briscoe Boulevard Lawrenceville, Georgia 30045	0		0%

PacifiCorp Funding Partners Trust c/o The Newhaven Group 40 Gerard Street London, England W1V 7 LP	140,000,000	(8)	51.4%

Cede & Co (Fast) Box #20 Bowling Green Station New York, New York 10004	13,569,233		6.4%

Patricia Parsons 2820 Sugarloaf Club Drive Duluth, Georgia 30097	14,397,625	(9)	6.7%

Douglas E Smith 46 Delegal Savannah, Georgia 31411	20,663,139	(10)	9.6%

Richard Trolard 6 Emerald Terrace #1 Swansea, Illinois 62226	11,870,771	(11)	5.6%

(1)

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 29, 2005, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)	The percentage is based on 212,323,029 shares of common stock outstanding as of September 29, 2005.

(3)	Includes exercisable warrants for the purchase of 4,821,924 shares of common stock.

(4)	Includes exercisable warrants for the purchase of 735,000 shares of common stock.

(5)	Includes exercisable warrants for the purchase of 903,922 shares of common stock.

(6)	Includes exercisable warrants for the purchase of 756,462 shares of common stock.

(7)	Includes exercisable warrants for the purchase of 40,000 shares of common stock.

(8)	Includes exercisable warrants for the purchase of 60,000,000 shares of common stock issued to PacifiCorp Funding Partners Trust pursuant to the PacifiCorp Agreement.

(9)	Includes exercisable warrants for the purchase of 1,200,000 shares of common stock.

(10)	Includes exercisable warrants for the purchase of 3,726,000 shares of common stock.

(11)	Includes exercisable warrants for the purchase of 250,000 shares of common stock.

By virtue of its ability to obtain ownership of up to 51.4% of the common stock of the Company upon exercise of warrants issued pursuant to the PacifiCorp Agreement, PacifiCorp Funding Partners Trust could effect a change of control of the Company.

There are no other arrangements the operation of which would result in a change in control of Utilicraft Aerospace Industries, Inc.

DESCRIPTION OF SECURITIES

The following description summarizes some of the terms of our capital stock and provisions of our Articles of Incorporation, as amended, and Bylaws, which have been filed as exhibits to our registration statement, and is qualified in its entirety by reference to our Articles of Incorporation, the amendment thereto, and our Bylaws.

As of the date of this Prospectus, our authorized capital stock consists of five hundred million (500,000,000) shares, consisting of four hundred seventy-five million (475,000,000) shares of common stock, par value $0.0001 per share, and twenty-five million (25,000,000) shares of preferred stock, par value $0.0001 per share. As of September 29, 2005, there were 212,323,029 shares of our common stock outstanding and held of record by approximately 315 holders and no shares of preferred stock outstanding.  As of the date of this Prospectus, no series of preferred stock has been designated by the Board of Directors and no shares of preferred stock have been issued.

Common Stock

Our Board of Directors has the authority, without further action by our stockholders, to issue up to four hundred seventy-five million (475,000,000) shares of common stock. Subject to all preferred stock rights, holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to receive such lawful dividends as may be declared by our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. At each election for directors every shareholder has the right to vote the number of shares owned by the shareholder for as many persons as there are directors to be elected. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Signature Stock Transfer, Inc., in Dallas, Texas acts as transfer agent and registrar for our common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by our stockholders, to issue up to twenty-five million (25,000,000) shares of preferred stock in one or more series. The Board of Directors is authorized to fix the designation, preferences, limitations and relative rights, including voting rights relating to the shares of each preferred stock series without any further vote or action by our stockholders. The powers, preferences, relative participating, optional and other special rights of each series of preferred stock and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  Such rights, limitations and preferences include dividend rights, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series. All shares of any one series of preferred stock are to be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon will cumulate, if cumulative. As of the date of this Prospectus the Board of Directors has not designated a series of preferred stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Warrants

The Company has issued warrants that, if and when exercised, will result in the issuance of up to 77,287,664 shares of our common stock. This registration statement covers the offer and sale of up to 10,030,356 of these shares upon the exercise of warrants, and so long as this registration statement remains in effect at the time of issuance.  All outstanding warrants were issued at exercise prices ranging from $0.10 to $5.00 per share.

The Board of Directors has the authority to issue additional warrants and to fix the exercise price, term and other provisions without any further vote or action by our stockholders. The issuance of additional shares upon the exercise of a warrant could adversely affect the voting power of holders of our common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Company is represented by the law firm of Godwin Gruber, LLP, Dallas, Texas.  Phillip W. Offill, Jr., an attorney and partner in the law firm of Godwin Gruber, LLP served as the initial Director of the Company until its organizational meeting on December 10, 2004. There are no experts or other consultants involved in this offering, and no persons have any manner of contingent interest in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that the Company will indemnify and hold harmless any director, officer or employee made a party to a proceeding solely because he or she is or was a director of the Company if: (1) he or she acted in good faith; (2) reasonably believed that his or her actions were in the best interest of the Company; (3) reasonably believed that his or her conduct was lawful; and (4) the director prevails on the merits.  Indemnification permitted in connection with a proceeding is limited to reasonable expenses incurred in connection with the proceeding and any amounts paid in settlement of the proceeding.

We have agreed pursuant to an Employment Agreement – John J. Dupont dated December 10, 2004 to indemnify Mr. Dupont, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as President and Chief Executive Officer of the Company and in such other capacity to which he may be elected or appointed, and with respect to his services as a director, member of a committee and any other duties related to his position whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Dupont therein.

We have agreed pursuant to an Employment Agreement – R. Darby Boland dated December 10, 2004 to indemnify Mr. Boland, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President, General Manager of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Boland therein.

We have agreed pursuant to an Employment Agreement –Thomas A. Dapogny dated December 10, 2004 to indemnify Mr. Dapogny, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Operations of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Dapogny therein.

We have agreed pursuant to an Employment Agreement – Karen Shoemaker dated December 10, 2004 to indemnify Ms. Shoemaker, and hold her harmless against any claims or legal action of any type brought against her with respect to her activities as Vice President, Principal Accounting Officer of the Company and in such other capacity to which she may be appointed or elected and with respect to her services as a member of a committee and other duties related to her position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Ms. Shoemaker therein.

We have agreed pursuant to an Employment Agreement –Scott Jacox dated August 1, 2005 to indemnify Mr. Jacox, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Marketing of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Jacox therein.

We have agreed pursuant to an Employment Agreement – Ruben Fragoso dated August 1, 2005 to indemnify Mr. Fragoso, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Sales – Mexico, South and Central America of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Fragoso therein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Development of Utilicraft Aerospace Industries, Inc.

Utilicraft Aerospace Industries, Inc. is a Nevada corporation that was incorporated on December 10, 2004. The Company was formed to effect a reorganization (the “Reorganization”) of American Utilicraft Corporation (“AMUC”) to facilitate significant investment necessary to fund continuing operations. Upon formation, the Company: (1) obtained from John Dupont, assignments of patent rights for the design of the FF-1080-300 aircraft, the method patent for the Express Turn-Around (ETA) electronic freight tracking system and for the Automated Flat Rate System (AFRS); (2) entered into separate employment agreements with John Dupont, Darby Boland, John Dapogny and Karen Shoemaker; (3) entered into lease agreements for facilities for use in its business operations, including a sublease from AMUC of facilities located at 554 Briscoe Blvd., Lawrenceville, Georgia (formerly AMUC headquarters); and (4) recognized and resolved to honor deferred compensation obligations of AMUC to its officers in the amount of $2,031,511 (this amount was subsequently reduced to $1,892,108). In connection with the

Reorganization the Company has also paid an aggregate of $1,095,076.58 to AMUC or its creditors and assumed debt owed by AMUC to an officer of the Company aggregating approximately $532,000. To effect the Reorganization, the Company executed a Reorganization Agreement with AMUC pursuant to which it issued 111,444,769 shares of its common stock to AMUC to be distributed as a share dividend to AMUC shareholders on a share-for-share basis. AMUC declared a dividend of the shares of the Company’s common stock to its shareholders on September 22, 2005. Pursuant to the terms of the Reorganization Agreement the Company also issued warrants (the “UAI Warrants”) exercisable for the purchase of 17,287,664 shares of our common stock to holders of AMUC issued warrants (the “AMUC Warrants”) for the purchase of 17,287,664 shares of AMUC common stock, in the same proportion and on the same terms as the AMUC Warrants, except that any cashless exercise rights in the AMUC Warrants were not granted in connection with the UAI Warrants.

Business Overview

The Company, is engaged in the development and marketing of a freight forwarding aircraft, and certain information systems relating to the operation and function of the aircraft and freight management. The goal of the Company is to implement solutions to the problem of declining capacity in the short haul (or feeder) route segments of the air cargo hub and spoke system.

The result of the Company’s efforts and research and development is a complete system for transporting air freight, centered around a new air vehicle specifically designed for medium range route segments, the FF-1080-300 Freight Feeder aircraft (the “FF-1080-300”). The FF-1080-300 is designed to be capable of economically carrying standard industry air containers on short-to-medium range/medium density routes from airports with runways as short as 3,500 feet.

The Company has obtained assignment of rights to three (3) U.S. patents from one of the Company’s founders, John J. Dupont. One patent is for the design of the FF-1080-300 aircraft. Another is a method patent that incorporates the design in an integrated air cargo information system for the freight feed market, the Express Turn-Around (ETA) electronic freight tracking system. The third patent is for the Automated Flat Rate System (AFRS). The AFRS system computes the most economical performance curve for each route segment based on the change in aircraft gross weight on the segment. The AFRS system reduces pilot workload and assures that the FF-1080-300 is operated with optimal fuel efficiency.

The Company has obtained arrangements (sometimes referred to herein as “Risk Sharing Agreements”) with a number of experienced companies that provide aviation products and services necessary for the production of the FF-1080-300. See “Suppliers and Materials” below. These suppliers will provide, and have provided, products and/or services at no cost or at the manufacturer’s lowest direct costs for both the Pre-Production prototype FF-1080-300 aircraft and the Conformity Aircraft. The willingness of these companies to share the risk to bring the FF-1080-300 to market, indicates their belief in the potential of the aircraft and their desire to participate in the program. The understandings reached with these companies have enhanced the technical capability and operational value of the FF-1080-300, as well as assured the success of the development and production program.

Our Products

The FF-1080-300 is designed to be capable of economically carrying standard industry air containers on short-to-medium range/medium-density routes from feeder airports with runways as short as 3,500 feet, opening up thousands of additional airports in this growing market. The FF-1080-300, is an all aluminum, conventional configuration, twin-engine, high-wing, un-pressurized, fixed gear, turboprop aircraft specifically designed as a commercial utility air-freight transport system using off-the-shelf systems and design standards. The FF-1080-300 is designed to satisfy an industry-recognized need to cost-effectively feed containerized air cargo to the major hubs of the scheduled passenger carriers and the overnight express airlines. The aircraft is also designed for Short Take-Off and Landing (STOL) capability. This feature would make the FF-1080-300 the only short-haul, heavy-lift containerized feeder aircraft capable of cost-effectively transporting ten revenue tons over 1,000 miles, or eight tons over 1,500 miles, from airfields with less than 3,500 feet of runway, expanding air cargo capacity to many smaller cities and airports worldwide.

The Company has obtained assignment of patent rights to an integrated air cargo electronic information system for the freight feed market, the “Express Turn-Around” (ETA) electronic freight tracking system. Embodied in the design of the FF-1080-300, the ETA is a completely automatic freight management and control system. This patented system, which integrates currently available components, automatically accumulates and transmits real-time information on cargo handled by the aircraft to the carrier’s aircraft dispatch and freight management center.  The cargo containers (LD-3’s and various main deck containers) are identified by bar codes on the side of the container.  The codes are read by bar code readers installed on both sides of each cargo door as the containers are moved on and off the FF-1080 aircraft. As the containers are loaded, they are automatically weighed. The identification and weight of individual containers are stored in a portable central processing unit (CPU) located on board the aircraft, which also records and stores each container’s on-load/off-load status, specific aircraft identification, date, time and place by means of the aircraft’s GPS navigation system.  This stored information is transmitted to the operator’s control center by means of a data communications system which transmits automatically. This management information system reduces station workload at remote locations, allows pre-planning at the hub for rapid freight transfer, provides real time information on specific shipments in the hub feed route segments, and operates without any work or activation by the pilot or ground employees. The system has not been developed by the Company as of yet.  The Company plans to seek assistance from a subcontractor to develop, and manufacture the required components at a later date.

The Company has obtained assignment of patent rights for the Automated Flat Rate System (AFRS). The AFRS system computes the most economical performance curve for each route segment based on the change in aircraft gross weight on the segment. The AFRS system reduces pilot workload and assures that the FF-1080-300 is operated with the highest fuel efficiency, which can save fleet operators millions of dollars on an annual basis. The AFRS is designed to automatically reset the flat rate setting of the engine or engines of an aircraft relevant to the actual operational gross weight prior to flight.  For example, if a fully loaded aircraft has a gross weight of 68,000 lbs., and requires 4,200 SHP per each of its two engines, the AFRS will set the flat rate of both engines at 4,200 SHP.  If, however, on the next flight the aircraft unloads cargo and now only has a operational gross weight of 50,000 lbs., and only requires 3,500 SHP per engine, the AFRS will reset the flat rate to 3,500 SHP per engine prior to flight.  This results in a substantial savings in fuel and less wear and tear on the engines resulting in less maintenance and longer engine life.

The AFRS automatically receives the aircraft weight data from a commercial weight and balance system installed on the aircraft. The information is digital and is interpreted by the AFRS software. The AFRS also receives temperature and air density digital data from the aircraft air-data system. The AFRS information for engine operation is displayed to the pilot as a reference bug on the engine instrument panel and guides him as to the necessary settings to maintain the adjusted flat rate.  However, should the pilot need the remaining unused engine the remaining power is available by simply advancing the throttles forward, as in normal flight operation.

The Market

The FF-1080-300 was designed to target the growing distribution requirement for more shipments with in-transit visibility and containerization delivered as close as possible to its end destination. This market niche includes the freight feed operations of the overnight/two day express airlines, the airline freight feeder market, the world postal services, manufacturing just-in-time inventory and fulfillment, the combination passenger/cargo airlines, and the international airlines.

Our initial target client base consists of freight carriers and U.S. passenger airlines seeking to expand their freight services. The major freight carriers include Federal Express, United Parcel Service, Emery Worldwide, Airborne Express, DHL, and TNT. The major U.S. passenger airlines include American Airlines, Continental Airlines, Delta Airlines, Northwest Airlines, Southwest Airlines, United Airlines and US Air.

Our secondary target market includes major international passenger airlines seeking to expand freight operations. Such airlines would include British Airways, Lufthansa, Japan Airlines, Air France, All Nippon Airways, Alitalia and KLM Royal Dutch Airlines.

We believe that the passenger airlines will eventually purchase FF-1080-300s because of the expanding market opportunities for same-day, overnight, and international cargo services, and to keep their operations viable by removing freight from the scheduled passenger airlines and place such freight in a more cost-effective transport system. The FF-1080-300 is an appropriately sized freight feeder aircraft for both the hub feeder role and the stand-alone regional express service.

The cargo that the FF-1080-300 is designed to carry is standard industry air containers containing a variety of packages including commercial shipments ranging from e-commerce retailer shipments directly to customers to manufacturing supply chain operations.

The Company believes that the high speed, high frequency, and high volume required by developing distribution system needs will be best accomplished by using the FF-1080-300 aircraft. The FF-1080-300 is an all-cargo aircraft that is designed specifically for hub-and-spoke cargo operations. We believe that the FF-1080-300 will contribute to the development of regional hub-and-spoke cargo operations in the same way that passenger turboprop aircraft were used to build the passenger hub-and-spoke systems. The FF-1080-300 will be able to fly to smaller cities and airports that are located closer to origin/destination points. The FF-1080-300 is designed to have lower acquisition and operating costs than older generation turboprop aircraft, such as the DeHavilland Dash 8, Aerospatiale ATR 42 and 72, the Saab 340, the Embraer EM 120 and the Dornier 328, while still providing the speed needed to create high-performance, fast-delivery shipping. Our goal is to provide airlines the critical flexibility needed to move air cargo to more cities, more frequently, in manageable and trackable containerized units.

The Company’s sales and marketing efforts will primarily consist of direct sales initiatives with prospective airline customers and large commercial operations that can influence the sale of aircraft. The Company’s direct sales efforts will entail the preparation of aircraft route and market analysis, and aircraft cost and benefit analysis, in conjunction with customer airline planning teams. As customer sales initiatives approach the decision-making stage, the sales effort will focus on the development of sales contracts and aircraft financing support. The marketing and sales effort also consists of participation in air cargo industry trade shows that include the National Business Aircraft Association (NBAA) Annual Conference, the Regional Airline Association Annual Meeting, the National Defense Industry Association (NDIA) symposia, and other U.S. and international trade shows. These presentations include a display of the full-scale mockup of the FF-1080-300 and video and graphic presentations of the key features and operating economics of the FF-1080-300. Upon completion of the preproduction prototype, trade show presentations and customer sales efforts will also include flight demonstrations of the FF-1080-300 and the aircraft’s systems. Finally, the marketing effort will be supported by advertising and promotional campaigns appearing in premier worldwide airline industry trade publications. These efforts will emphasize the benefits and features of the FF-1080-300 to air shippers and airline operators as well as to companies and industries in need of multiple-stop Just-In-Time shipping to support for their manufacturing supply chains.

The FF-1080-300 will be particularly well suited for performing a great many military and governmental support missions more effectively, and at lower relative costs than any other air or ground vehicle. The Company is a member of the NDIA (National Defense Industry Association).  While the Company has relationships with Government agencies who are kept updated as to the program’s progress, the Company’s business plan does not rely on military or Government sales for its success.

Competition

Other companies that build small and intermediate-sized aircraft such as Spain’s CASA, Canada’s DeHavilland, Sweden’s Saab, Germany’s Dornier, and the U.S.’s Beechcraft and Cessna pose no competitive threat to the FF-1080-300. Aerospace (France) and British Aerospace, which build larger jet aircraft, also manufacture intermediate-sized passenger aircraft that are often converted for freight, but are too large to pose a threat to our targeted market segment.

Light Aircraft Under 20,000 Pounds

Aircraft in this category, such as the Cessna Caravan 208 and the Dornier 228, are small and cannot accommodate the air cargo industry standard containers. These planes are more suitable for the non-containerized, overnight small package services in low volume markets. Federal Express developed a fleet of more than 250 Cessna 208 aircraft since the early 1980s. Other overnight express operators such as Martinaire, Superior Aviation, AirNet Systems, and Union Flights also fly small fleets of the Cessna 208s, but the majority of the aircraft used by these operators are older corporate executive or passenger commuter aircraft converted into makeshift freighters. This class of aircraft does not provide enough capacity per departure to meet increasing shipping demand.

Intermediate-Sized Aircraft

Intermediate-sized aircraft such as the DeHavilland Dash 8, Aerospatiale ATR42 and 72, Saab 340, Embraer EM120, Dornier 328 and CASA 235 were specifically designed to haul passengers at high speeds to the major hub airports. Therefore, their designs cannot be modified to accommodate the features needed in a pure freighter aircraft, such as a larger forward side cargo door, high point-load capable floors, cargo net attachments, and a container roller system, and, as a result, they pose little competitive threat to our market segment. The new aircraft in this category, the CASA 235, was designed for dual passenger and cargo use. Although the CASA 235 has a rear ramp door, its heavy aircraft empty weight and slow cruise speed causes a range/payload deficiency in both freight and passenger operations. There is no cost-effective means to convert any of these existing aircraft into cargo airplanes which is why FAA-compliant cargo modification procedures for these planes have not been developed. In addition, all of these aircraft are unable to operate from airfields with runways of 3,500 feet or less because they were designed for high-speed takeoffs from long runways. For these reasons, current owners of fleets of these aircraft are presently exploring placing them in Third-World and developing nations as passenger aircraft and parts (scavenged) aircraft in order to gain some revenue from their use.

Heavy/Large Aircraft

Several freight carriers are using Boeing 717, 727s, 737x, and McDonnell Douglas DC9s for feeder operations. These aircraft can carry containers, but they are unnecessarily sophisticated, too large and too costly to operate in a hub feeder role. These aircraft cannot be used to serve small feeder airports because of landing/takeoff requirements. They are also not economical to operate on the typical feeder stage length of 250 to 500 miles.

Used, Out-Of-Production Aircraft

The backbone of the utility/freight feeder fleet to date has been a group of small piston and light turboprop aircraft. In the mid-1990s, product liability litigation and passenger feeder market demand for much larger turboprop aircraft resulted in the halt of production of most of the popular aircraft used for air cargo operations. The out-of-production aircraft most commonly used are the smaller Piper Cherokee Six, Piper Aztec, Piper Navajo, Cessna 400 series, the DeHavilland Dash 6 Twin Otter, Beech 99, Beech 1900, and Beech Baron.  Larger aircraft in this category are the Convair 580, Convair 660, the Fairchild F27, Shorts 330, Shorts 360, CASA 212, and the DeHavilland Dash 7.

With every passing year, fewer of these aircraft are available for the utility market due to the increasing fleet age and the difficulty of getting parts and other product support. Even when spare parts are available, the older designs of these aircraft make them unattractive freight haulers. They are heavy, fuel-intensive, and prone to breakdowns, grounding planes and stranding cargo. These pose little real threat to the FF-1080-300 purely from an economic standpoint, because they are too small and too expensive to operate with modern freight handling systems.

New Market Entrants

We are currently unaware of any other companies with programs competing in this niche market.  We have found no evidence of new entrants in the airfreight feeder market, and communications with our potential suppliers and industrial partners have confirmed this observation. The potential market size can, however, support more than one or two producers of this type of aircraft in the future in a similar way that passenger aircraft demand supports two primary aircraft manufacturers, Boeing and Airbus.

Design, development, and production of other new designs will likely take several years during which we should retain a first-mover advantage within the freight feeder market. Our patent protection for our aircraft design, the ETA system, and the AFRS system will also help the FF-1080-300 retain a leading market position.

Patents and Trademarks

Our performance and ability to compete depend to a significant degree on our proprietary knowledge.  In 1992, the U.S. Patent and Trademark Office (“PTO”) issued to Mr. John J. Dupont a method patent for the method of transporting cargo using freight feeder aircraft with an automated freight management system. In 1993, the PTO issued a design patent to Mr. Dupont for the FF-1080 aircraft, a predecessor aircraft to the FF-1080-300.  In 2001, the PTO issued to Mr. Dupont a method patent for the Automatic Flat Rate Setting System for Freight Feeder Aircraft.  John J. Dupont, President and CEO of the Company, executed assignments (the “Assignments”) on December 10, 2004 assigning all rights to the three (3) aforementioned patents to the Company pursuant to his “Employment Agreement – John J. Dupont” dated December 10, 2004. Each of the Assignments are for terms beginning on December 10, 2004, and subject to rights of revocation set forth in the Employment Agreement – John J. Dupont, ending on the expiration of the underlying patents. The rights granted under the Assignments are revoked if, except under certain circumstances set forth in the Employment Agreement – John J. Dupont, the Company discontinues its start-up efforts, its development of the FF-1080 aircraft, the ETA aircraft freight feeder system, its FAA certification of the FF-1080 aircraft, its aircraft manufacturing business or files for bankruptcy.  Copies of the Assignments and the Employment Agreement – John J. Dupont are included as exhibits to the Company’s registration statement. The method patent for the method of transporting cargo using freight feeder aircraft with an automated freight management system expires February 20, 2011, the design patent for the FF-1080 aircraft expires September 14, 2007, and the patent for the Automatic Flat Rate Setting System for Freight Feeder Aircraft expires May 26, 2020.

We have non-disclosure agreements with all of our employees that provide further protection for our intellectual property.

In consideration of Mr. Dupont’s execution of the Employment Agreement – John J. Dupont and the Assignments, the Company entered into a Royalty Agreement (the “Royalty Agreement”) with Mr. Dupont on December 10, 2004.  Pursuant to the Royalty Agreement, the Company has agreed to pay Mr. Dupont royalties in the amount of 3% of the Company’s gross proceeds on all sales of the FF1080-100, FF1080-200, FF1080-300, and FF1080-500, an all variants and/or future versions or other aircraft and/or other products which are covered by the patents underlying the Assignments and/or which utilize the trademarks assigned to the Company by Mr. Dupont.  Such royalties shall be paid on the first two thousand (2000) aircraft sold by the Company.

Suppliers and Materials

We are organized as a system integrator that will enable us to use experienced aviation industry risk-sharing companies that work on specific tasks on an as-needed basis. This approach will give us the flexibility to increase or decrease, as needed, personnel and services based on planned requirements that will result in substantial savings and control of overhead costs. Subcontracting, or “outsourcing”, is a standard industry practice and is used extensively in the aerospace industry.

We have had discussions with companies that have provided verbal commitments and, in some cases, written commitments to enter into arrangements with us to produce a pre-production prototype aircraft. Our intention is to structure these arrangements to provide products and/or services to us on favorable pricing terms for both the pre-production prototype aircraft and the conformity aircraft in exchange for our agreement to continue using these products and/or services in the aircraft we will eventually produce for commercial sale. We believe the willingness of these companies to share the risk to bring the FF-1080-300 to market and their high degree of interest in participating in the program indicates their belief in the potential of the aircraft. The understandings reached with these companies have enhanced the technical capability and operational value of the FF-1080-300, as well as assured the success of the development and production program.

We have entered into a Purchase Agreement #      Dated March 18, 2005, An Aircraft Sub-Assembly Manufacturing Agreement Between Utilicraft Aerospace Industries, Inc. and Metalcraft Technologies, Inc. (the “Metalcraft Agreement’).  Pursuant to the Metalcraft Agreement, we have contracted with Metalcraft Technologies, Inc. of Cedar City, Utah, to build the Forward, Center and Aft fuselage and empennage assemblies for the FF-1080-300 at their facilities and to provide these subassemblies for the Pre-Production Prototype and Conformity Prototype at a reduced price. Metalcraft will also provide these assemblies for production aircraft. The Metalcraft Agreement provides that we will include Metalcraft’s assemblies on the FF-1080 for a term of 6 years.

We plan to subcontract wing assembly production, aircraft completions, e.g., exterior/interior paint, cockpit interior, avionics/electronics, cargo-bay interiors, roller-floor handling systems, and installation of other buyer furnished equipment. We are currently in discussions with the following potential suppliers of FF-1080-300 components:  Shaw Aero Devices, Inc. (fuel systems), AAR Advanced Structures (cargo roller floors), Thales, Inc. (electrical power systems), Pratt & Whitney (turboprop engines), Hi-Temp Insulation, Inc. (insulation), Securaplane Technologies, Inc. (smoke and fire detection equipment), BF Goodrich Aerospace (air data systems), Lord Corporation (engine mount systems), General Electrodynamics Corporation (weight and balance systems), Hamilton Standard (propellers), IPECO (crew seats), Michelin Aerospace (tires), Dunlop Aerospace (wheel, brake, and landing-gear integration) and M7 Aerospace (wing assemblies). As of the date of this Prospectus, we have not begun serious negotiation or reached final agreements with any of the foregoing potential suppliers. We believe that the participation of these companies would enhance the technical capability and operational value of the FF-1080-300, in addition to contributing to the likelihood of the success of the development and production program.

Research and Development

We have spent approximately $61,200 for research and development for the period from December 9, 2004 (inception) through June 30, 2005.  The Company is in the final definition stage of the prototype engineering, and computer aerodynamic testing.  Analytical Models, Inc. has constructed a wind tunnel model and will commence testing in September 2005.  We expect to have engineering reports on a final Outside Mold Line (“OML”) in early October 2005. On March 25, 2005, the Company executed a Purchase Order whereby it has ordered wing design and wind tunnel model fabrication at a cost of three hundred twenty three thousand two hundred seventy six dollars ($323,276).  During this time the Company plans to implement a full construction effort with Metalcraft Technologies, Inc., to build and fly the first prototype aircraft by January 2006.

Government Approvals and Regulation

Federal Regulation

We are subject to regulations promulgated by the FAA with respect to safety requirements for and certification of aircraft. The FF-1080-300 prototype is a pre-certified, non-production aircraft that will be built under the regulations for experimental aircraft. The FF-1080-300 is a simple twin-engine, standard configuration, aluminum airframe that requires a low-risk, low-tech FAA certification process. We believe that there are no systems on the aircraft (such as hydraulic, retractable landing gear, assisted/boosted flight controls, cargo cabin pressurization, emergency ejection egress, crash-worthy/fire retardant passenger seats and passenger environmental control systems) that could cause scheduling and approval difficulties with the FAA during the flight test and static-test programs.

We will also be subject to governmental regulations applicable to public companies.

FAA Type Certificate

Type certification is the process that conforms the FF-1080-300 engineering and flight characteristics to FAA requirements. The type certification process legally enables a U.S. manufacturer to mass-produce its aircraft “type,” insuring that each delivered FF-1080-300 meets identical safety and performance requirements. The regulations governing an FAA Type Certificate for the FF-1080-300 are contained in Federal Aviation Rules (“FAR”) Part 25. The FARs require that the manufacturer to provide drawings and engineering data for every component of the aircraft. The engineering data must show precisely what stresses will be imposed on the component during its operational life. Its capabilities must exceed these stresses by a minimum of fifty percent. The FF-1080-300 is designed with even greater margins of safety and uses as many proven industry-standard and “off-the-shelf” items as possible for safety, ease of certification and ease of maintenance. The quality of each component must also be shown to be repeatable during the manufacturing process, and when the Company buys a part from another manufacturer, the part must also be certified by the Company, or qualified under a specific “Technical Standard Order (TSO)” by the FAA.

We plan to execute FAA Part 25 Certification in two phases. Phase I will include the development of the certification plan, filing of the certification application, certification of the detailed production engineering, construction of the static test articles and the conformity aircraft subassemblies, and initial flight tests using the prototype aircraft. Phase II will include final assembly of the conformity aircraft, initiation of limited production of the aircraft, certification flight-testing and receipt of final Part 25 Aircraft Type Certification.

We plan to begin the FAA Certification program after completion of the pre-production prototype aircraft, approximately nine months from obtaining adequate capitalization for the FF-1080-300 program. Full FAA Part 25 Certification of the aircraft is expected to take 24 months from the date of first flight of the prototype aircraft. Based upon past experience of the Company’s executives, it is the Company’s opinion that this is a reasonable schedule.

Employees

As of August 4, 2005, we employed a total of 8 employees all of which are considered full-time employees.

Additional Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission relating to the shares of common stock being offered by this Prospectus, and reference is made to such registration statement. This document constitutes the Prospectus of Utilicraft Aerospace Industries, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement and exhibits thereto, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.  Statements contained in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents and are not necessarily complete.  In each instance, we refer you to the copy of the contracts or other documents filed as exhibits to the registration statement, and the statements we have made in this Prospectus are qualified in their entirety by reference to the referenced contracts, agreements or documents.

The registration statement, including all exhibits, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval (EDGAR) system.  Following the effective date of the registration statement, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC.  We also intend to furnish our stockholders with annual report containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

The public may read and copy any materials filed with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is (http://www.sec.gov).

The Internet address for Utilicraft Aerospace Industries, Inc. is (http://www.utilicraft.com).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and operations in conjunction with the financial statements and the related notes included in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under “Risk Factors” and elsewhere in this Prospectus.

Overview

We are a development stage research and development company with no product to sell, no revenue stream, significant operating losses and negative cash flow from operations. The Company has incurred net losses of $2,725,871 for the period from inception to June 30, 2005.  Our ability to continue as a going concern is subject to sales of stock, the vagaries of the market for our stock and various other factors. There is no assurance that we can continue as a going concern.

Our current business plan is to focus on expediting the certification and production of the FF-1080-300 in furtherance of our goal to bring the aircraft to market within 30 months of receiving adequate funding (approximately $89,000,000) to complete the pre-production prototype FF-1080-300 aircraft. We expect to continue to fund operations through private-placement sales of common stock and/or warrants.

To implement the foregoing time schedule, we expect to complete the detailed engineering of the FF-1080-300 Pre-Production Prototype aircraft and to construct the aircraft during the first 12 months of the plan. The FF-1080-300 Pre-Production prototype will be a pre-certified, non-production aircraft that will be built under the regulations for experimental aircraft.

Upon completion of the detailed CAD engineering of the prototype, we will initiate the FAA type certification (“Part 25 Certification”) program, which is anticipated to be completed over a 24 month period.

Our company plans to execute FAA Part 25 Certification in two phases:  Phase I is expected to be completed in 12 months and will include the development of the certification plan, filing of the certification application, certification of the detailed production engineering, construction of the static test articles and the conformity aircraft subassemblies, and initial flight tests using the prototype aircraft. Phase II, which will begin 6 months after commencement of Phase I and is expected to take 24 months, will include final assembly of the conformity aircraft, initiation of limited production of the aircraft (Production Lot I [48 aircraft]), certification flight-testing and receipt of final Part 25 Aircraft Type Certification.

Upon receipt of the Part 25 Type Certification, our business plan calls for completion of the initial 36 aircraft for delivery. Though we have no firm orders secured as of the date of this Prospectus, we expect to begin obtaining orders during the Part 25 Type Certification process.

We also continue to pursue various direct sales initiatives with prospective customers.  Our current focus is on the international market, where we believe buyers would be willing to begin committing funds to eventual purchases of our planes earlier than their domestic counterparts. Our current marketing and customer-development program is aimed at securing orders for the FF-1080–300 aircraft.

Liquidity and Future Capital Requirements

Since inception we have funded operations from proceeds from a private placement. We were capitalized with approximately $2,000,000 raised from a private placement offering of 20,000,000 shares of common stock on January 19, 2005.

We entered into a Master Financing Agreement and an Amended Master Financing Agreement (collectively referred to herein as the “PacifiCorp Agreement”) Between PacifiCorp Funding Partners Trust and Utilicraft Aerospace Industries, Inc. effective as of September 12, 2005. Pursuant to the terms of the PacifiCorp Agreement, PacifiCorp Funding Partners Trust (“PacifiCorp”), a trust formed under the laws of the Republic of Mauritius has agreed to provide a minimum of $40,000,000 and a maximum of $80,000,000 in financing through the exercise of warrants (the “PacifiCorp Warrants”) granted to PacifiCorp for the purchase of up to 60,000,000 shares of our common stock.  The PacifiCorp Warrants consist of (1) warrants for the purchase of 20,000,000 shares of common stock at a price of $0.50 per share, exercisable for a period of 360 days; (2) warrants for the purchase of 30,000,000 shares of common stock at a price of $1.50 per share, exercisable for a period of 540 days; and (3) warrants for the purchase of 10,000,000 shares of common stock at a price of $2.50 per share, exercisable for a period of 720 days.  In addition, the Company, John Dupont and Darby Boland collectively agreed to contribute a total of 80,000,000 shares (the “PacifiCorp Shares”) of restricted common stock of the Company to PacifiCorp. The PacifiCorp Shares consist of 60,584,260 shares issued by the Company, 11,660,000 shares contributed and transferred by John Dupont personally, and 7,755,740 shares contributed and transferred by Darby Boland personally.  In the event that PacifiCorp fails to exercise PacifiCorp Warrants sufficient to generate the minimum funding provided for in the PacifiCorp Agreement within 540 days following execution, PacifiCorp is obligated to return the PacifiCorp Shares and all unexercised PacifiCorp Warrants for cancellation.

While PacifiCorp is obliged to provide financing, we do not intend to stop looking for other means of funding our needs.  Among other things, we will continue to explore debt and equity financing from qualified lenders or investors.  The PacifiCorp Agreement contains no anti-dilution provisions or other restrictions that would prevent our obtaining other financing.

Material Commitments for Expenditures

Depending on our ability to arrange financing, we expect to pay Metalcraft between $7 and $10 million for the construction and assembly of a prototype FF-1080-300 during the next 12 months.  In addition, apart from our current lease obligations for the hangar and assembly facility at Double Eagle-II in Albuquerque, New Mexico, we expect to spend between $200,000 and $400,000 for leasehold improvements to our facilities to make them suitable for final assembly of the aircraft.  See “DESCRIPTION OF PROPERTY” section below. Additionally, we have committed to pay $323,276 to Analytical Models, Inc. for construction of the wind tunnel model and related engineering and testing, of which we have paid a total of $62,180.

Off-Balance Sheet Arrangements

We have no off-balance sheet transactions.

DESCRIPTION OF PROPERTY

We maintain our principal office at a hangar facility at 554 Briscoe Blvd., Lawrenceville, Georgia 20045 in the Atlanta Metropolitan area, on Gwinnett County Airport. We sublease 22,000 sq. ft. of hanger space and 5,000 sq. ft. of office space from American Utilicraft Corporation (“AMUC”) on a month-to-month basis pursuant to a Sublease Agreement between American Utilicraft Corporation (lessor) and Utilicraft Aerospace Industries, Inc. (lessee) dated March 28, 2005 (the “Sublease”). The monthly rent is $19,000. Pursuant to the Sublease, AMUC maintains premises liability insurance on the facility. The facility is currently used for our management, engineering, supervision, and marketing efforts and management believes the facility is adequate for its current uses.

The Company is moving operations to the Double Eagle II Airport in Albuquerque, New Mexico.  We have entered into a Ground Lease with the City of Albuquerque for 10 acres located on the Double Eagle II Airport, at a rate of $48,000 per year for a term of 20 years.  We have also entered into a Hangar Lease with the city for a 15,000 square foot hangar at a rate of $3,750 per month.  Separately, we are in negotiations with builders to construct a 3-4,000 square foot addition to the existing hangar, and to construct a 6,000 square foot attached office facility at our expense to complete the Prototype Assembly Facility.  We expect the addition to cost between $200,000 and $400,000. The property is an industrial park space, with runway access.  We also have plans for a Final Assembly Facility on the lease option property.  The 80,000 sq. ft. hangar-like structure will be designed to support the planned production rate of eight aircraft per month or 96 aircraft per year. The facility will include 26,000 sq. ft. of office space. A second 100,000 sq. ft. facility may also be constructed to handle future increased production rates. We intend to perform the final assembly of the all of the FF-1080-300 aircraft in New Mexico. Our Quality Assurance flight testing program will be conducted at the planned facility in New Mexico. Additionally our customer on-site engineering employees will be housed at this facility as well as the final customer flight test and Final Delivery inspection personnel.

The Company entered into a Lease Agreement with Plaza II Executive Center, Inc. on July 25, 2005. Pursuant to the Lease Agreement the Company will lease 1,500 sq. ft. of office space located at 125 Lincoln Avenue, Suite 400, 125 Lincoln Plaza, Santa Fe for a term of eight (8) months beginning on August 1, 2005 and ending on March 31, 2006. The monthly rent is $2,410 and the lease provides for a minimum $50 monthly support service charge, and a $10 per month, per person, kitchen fee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was formed to effect a reorganization (the “Reorganization”) of American Utilicraft Corporation (“AMUC”). Upon formation, the Company: (1) obtained from John Dupont, assignments of patent rights for the design of the FF-1080-300 aircraft, the method patent for the Express Turn-Around (ETA) electronic freight tracking system and for the Automated Flat Rate System (AFRS); (2) entered into separate employment agreements with John Dupont, Darby Boland, Tom Dapogny and Karen Shoemaker; (3) entered into lease agreements for facilities for use in its business operations, including a sublease from AMUC of facilities located at 554 Briscoe Blvd., Lawrenceville, Georgia  (formerly AMUC headquarters); and (4) recognized and resolved to honor deferred compensation obligations of AMUC to its officers and employees. In connection with the Reorganization, the Company has also paid an aggregate of $1,095,076.58 to AMUC or its creditors. To effect the Reorganization, the Company executed a Reorganization Agreement with AMUC pursuant to which it issued 111,444,769 shares of its common stock to AMUC to be distributed as a share dividend to AMUC shareholders on a share-for-share basis. AMUC declared a dividend of the shares of the Company’s common stock to its shareholders on September 22, 2005. Pursuant to the terms of the Reorganization Agreement the Company also issued warrants (the “UAI Warrants”) exercisable for the purchase of 17,287,664 shares of our common stock to holders of AMUC issued warrants (the “AMUC Warrants”) for the purchase of 17,287,664 shares of AMUC common stock, in the same proportion and on the same terms as the AMUC Warrants, except that any cashless exercise rights in the AMUC Warrants were not granted in connection with the UAI Warrants.

On June 10, 2005, in connection with the Reorganization (discussed above), the Directors of the Company resolved to assume $2,031,511 in deferred compensation obligations of AMUC to its officers and employees. Subsequent to the resolution, the Company reduced the amount of AMUC deferred compensation that it would assume to $1,892,108. The deferred compensation actually assumed included $385,678 to John J. Dupont, President and Chief Executive Officer; $208,442 to Thomas Dapogny, Vice President Operations, Treasurer and Secretary; $179,668 to R. Darby Boland, Vice President and General Manager; and $393,814 to Karen Shoemaker, Vice President and Principal Accounting Officer.

On August 5, 2005, in connection with the Reorganization, the Directors of the Company resolved by unanimous consent to assume certain debt owed by AMUC in the aggregate amount of $470,000 (the “AMUC Debt”) owing and payable to John Dupont, President, Chief Executive Officer, and Director of the Corporation and JD Aero, LLC, a company owned by John Dupont. The debt bears interest a rate of 4%. The Company has also recorded liabilities on its books in the additional amount of $61,888.58 representing net loans to the Company from John Dupont personally.

We sublease 22,000 sq. ft. of hanger space and 5,000 sq. ft. of office space located at 554 Briscoe Blvd., Lawrenceville, Georgia 20045 from American Utilicraft Corporation (“AMUC”) on a month-to-month basis pursuant to a Sublease Agreement between American Utilicraft Corporation (lessor) and Utilicraft Aerospace Industries, Inc. (lessee) dated March 28, 2005 (the “Sublease”). The monthly rent is $19,000. Pursuant to the Sublease, AMUC maintains premises liability insurance on the facility.

The Company leases a Cessna 414A aircraft from JD Aero, LLC, a company owned by John Dupont, for use in corporate travel, as well as research and development activities regarding the information processing and navigation systems that may be used in the FF-1080-300.  The monthly payments are $2,500 per month. The lease was executed on July 1, 2005 and is for a term of 60 months. We are also responsible for all maintenance, inspections, overhaul, repair, and insurance. Any equipment and modifications that we add to the aircraft will remain on the aircraft and become the property of JD Aero, LLC.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

No Public Market

There is currently no active trading market for our common stock.

Options, Warrants, Convertible Securities

We have issued warrants exercisable for the purchase of up to 77,287,664 shares of our common stock. All of the warrants were issued at exercise prices ranging from $0.10 to $5.00 per share. This Prospectus relates to the resale of up to 10,030,356 of the shares of common stock underlying certain of the foregoing warrants.

Rule 144 Shares

As of the date of this Prospectus, no shares of our common stock have been held in excess of a year and therefore none are available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act.

The Company has agreed to use its best efforts to register 20,000,000 shares of common stock issued in a private placement and 294,000 shares issued in connection with certain loans to AMUC within 6 months and also granted piggy-back registration rights with respect to such shares. The 20,294,000 shares are included in the 112,366,031 shares offered by shareholders under this Prospectus.

Holders

As of September 29, 2005, we had approximately 315 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Signature Stock Transfer, Inc.

Dividends

We have not declared or paid any dividends on our capital stock since inception and do not expect to pay any cash dividends for the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of our Board of Directors.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officer and each other executive officer whose total cash compensation exceeds $100,000:

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
						Awards		Payout(s)
					Other	Restricted	Securities
					Annual	Stock	Underlying	LTIP	All Other
Name and Principal					Compensation	Award(s)	Options/	Payouts	Compensation
Position	Year	Salary($)		Bonus($)	($)	($)	SARs (#)	($)	($)

John J. Dupont,	2002	0		0	0	0	0	0	0
President and CEO	2003	0		0
	2004	0	*	0

R. Darby Boland,	2002	0		0	0	0	0	0	0
Vice President, and	2003	0		0
General Manger	2004	0	**	0

Thomas A. Dapogny,	2002	0		0	0	0	0	0	0
VP Operations,	2003	0		0
Treasurer, Secretary	2004	0	***	0

Karen Shoemaker,	2002	0		0	0	0	0	0	0
VP, Principal	2003	0		0
Accounting Officer	2004	0	****	0

Scott Jacox,*****	2002	0		0	0	0	0	0	0
VP, Principal	2003	0		0
Accounting Officer	2004	0		0

*                                         We entered into an Employment Agreement with Mr. Dupont on December 10, 2004, however, no compensation was paid under the agreement as of December 31, 2004. On June 10, 2005, the Directors of the Company resolved to assume $435,191 in deferred compensation obligations of American Utilicraft Corporation to Mr. Dupont.

**                                  We entered into an Employment Agreement with Mr. Boland on December 10, 2004, however, no compensation was paid under the agreement as of December 31, 2004. On June 10, 2005, the Directors of the Company resolved to assume $162,867 in deferred compensation obligations of American Utilicraft Corporation to Mr. Boland.

***                           We entered into an Employment Agreement with Mr. Dapogny on December 10, 2004, however, no compensation was paid under the agreement as of December 31, 2004. On June 10, 2005, the Directors of the Company resolved to assume $216,371 in deferred compensation obligations of American Utilicraft Corporation to Mr. Dapogny.

****                    We entered into an Employment Agreement with Ms. Shoemaker on December 10, 2004, however, no compensation was paid under the agreement as of December 31, 2004. On June 10, 2005, the Directors of the Company resolved to assume $423,826 in deferred compensation obligations of American Utilicraft Corporation to Ms. Shoemaker.

*****             Mr. Jacox began his employment with the Company on August 1, 2005.

Option/SAR Grants in Last Fiscal Year

No Options/SARs were granted in the last fiscal year to any executive officers.

Compensation Of Directors

Our Bylaws authorize our Board of Directors to fix the compensation of directors for their services and allow the reimbursement of actual expenses of directors for their attendance at each meeting of our Board of Directors.  No compensation has been paid to our directors since inception of the company for any services provided as director, committee participation or special assignments.

Employment Agreements

The following descriptions summarize some of material terms of the current employment agreements between the Company and our executive officers named above, all of which have been filed in their entirety as exhibits to our registration statement, and are qualified by reference to such agreements.

John J. Dupont

We entered into an Employment Agreement - John J. Dupont with Mr. Dupont on December 10, 2004 to serve as our President and Chief Executive Officer. The agreement is for five (5) years, with a base salary of two hundred thousand dollars ($200,000) per annum, which shall be adjusted to two hundred fifty thousand dollars ($250,000) per annum in 2006 and to three hundred thousand dollars ($300,000) per annum in 2007. We have also agreed to pay Mr. Dupont a bonus amounting to four percent (4%) of the net profits of the Company each fiscal year and commissions equaling four percent (4%) of the gross sale price of aircraft and equipment sold by the Company. The agreement further provides for an interest free loan from the Company to Mr. Dupont in an amount of up to five hundred thousand dollars ($500,000), subsequent to the Company obtaining major start-up financing (approximately $20,000,000), to be repaid at a rate of 50% from the first commissions paid to Mr. Dupont on the sale of aircraft. After the Company obtains major start-up financing, it is obligated to pay Mr. Dupont’s legal representatives $5,000 in the event of his death during the term of the agreement. Mr. Dupont is not obligated to devote his full time and efforts to the Company until such time as major start-up financing is obtained. The employment agreement requires Mr. Dupont to assign and grant the Company, subject to certain limitations, all rights necessary to manufacture the FF-1080 aircraft and the ETA aircraft freight feeder system. In the event the employment agreement expires without renewal or is terminated, the Company shall be obligated to pay Mr. Dupont royalties equal to 3% of the gross sales on the aircraft and/or systems delivered to purchasers after the termination date. The employment agreement contains non-disclosure provisions and prohibits Mr. Dupont from engaging in business competitive with the company for a period of 3 years after termination of the agreement. Mr. Dupont and the Company have the right to terminate the agreement upon 180 days notice, however, if the Company exercises its right, it must pay Mr. Dupont in lump sum, ten (10) times the average amount of annual salary payable, and ten (10) times the average amount of bonus payments payable prior to the date of termination (or projected).  In the event of a change in control, if Mr. Dupont is terminated he will be entitled to a lump sum payment of ten (10) times the amount of annual salary payable prior to the change in control, and ten (10) times the average amount of bonus payments payable (or projected), allowance of surrender of all outstanding stock options and employee benefits for a period of two (2) years.

R. Darby Boland

We entered into an Employment Agreement - R. Darby Boland with Mr. Boland on December 10, 2004 to serve as our Vice President, and General Manager. The agreement is for a term of three (3) years, with a base salary of one hundred fifty thousand dollars ($150,000) per annum per annum. Per the employment agreement, Mr. Boland’s base salary is to be increased upon achievement of FAA certification to two hundred thousand dollars ($200,000) per annum, and to two hundred fifty thousand dollars ($250,000) per annum once the Company has delivered its twenty-fourth production aircraft. The foregoing salary is not payable by the Company until major start-up financing (approximately $20,000,000) has been achieved.  We have also agreed to pay Mr. Boland a bonus amounting to .125% of sales of certain aircraft, the responsibility for which has been assigned to Mr. Boland by the President and CEO. After the Company obtains major start-up financing, it is obligated to pay Mr. Boland’s legal representatives $5,000 in the event of his death during the term of the agreement. The employment agreement contains nondisclosure provisions and prohibits Mr. Boland from engaging in business competitive with the company for a period of 3 years after termination of the agreement. After major financing has been achieved, Mr. Boland or the Company have the right to terminate the agreement upon 180 days notice, however, if the Company exercises its right without cause, we must pay Mr. Boland in lump sum two (2) times his average annual salary. In the event of a change in control, if Mr. Boland is terminated he will be entitled to a lump sum payment of ten (10) times the amount of annual salary, allowance of surrender of all outstanding stock options, and employee benefits for a period of two (2) years.

Thomas A. Dapogny

We entered into an Employment Agreement - Thomas A. Dapogny with Mr. Dapogny on December 10, 2004 to serve as our Vice President, Operations. The agreement is for a term of three (3) years, with a base salary of One Hundred fifty Thousand Dollars ($150,000) per annum. Mr. Dapogny’s base salary is to be increased upon achievement of FAA certification to Two Hundred Thousand Dollars ($200,000) per annum, and to two hundred fifty thousand dollars ($250,000) per annum once the Company has delivered its twenty-fourth production aircraft. The foregoing salary is not payable by the Company until major start-up financing (approximately $20,000,000) has been achieved.  We have also agreed to pay Mr. Dapogny a bonus amounting to .125% of sales of certain aircraft, the responsibility for which has been assigned to Mr. Dapogny by the President and CEO. After the Company obtains major start-up financing, it is obligated to pay Mr. Dapogny’s legal representatives $5,000 in the event of his death during the term of the agreement. The employment agreement contains provisions prohibiting disclosure or proprietary information and prohibits Mr. Dapogny from engaging in business competitive with the company for a period of 3 years after termination of the agreement. After major financing has been achieved, Mr. Dapogny or the Company have the right to terminate the agreement upon 180 days notice, however, if the Company exercises its right without cause, we must pay Mr. Dapogny in lump sum two (2) times his average annual salary. In the event of a change in control, if Mr. Dapogny is terminated he will be entitled to a lump sum payment of ten (10) times the amount of annual salary, allowance of surrender of all outstanding stock options, and employee benefits for a period of two (2) years.

Karen Shoemaker

We entered into an Employment Agreement – Karen Shoemaker with Ms. Shoemaker on December 10, 2004 to serve as our Vice President, Principal Accounting Officer. The agreement expires on January 10, 2007, and provides for a base salary of One Hundred Twenty-Five Thousand Dollars ($125,000) per annum, which shall increase One Hundred Fifty Thousand Dollars ($150,000) per annum upon the effective date of our registration statement and the Company becoming a reporting company under the Exchange Act. The foregoing salary may be deferred to the extent the Company has insufficient funds available to pay such salary.  We have also agreed to pay Mrs. Shoemaker a bonus amounting to .0625% of sales of certain aircraft, the responsibility for which has been assigned to Ms. Shoemaker by the President and CEO. After the Company obtains major start-up financing, it is obligated to pay Ms. Shoemaker’s legal representatives $5,000 in the event of his death during the term of the agreement. The employment agreement contains provisions prohibiting disclosure or proprietary information and prohibits Ms. Shoemaker from engaging in business competitive with the company for a period of 3 years after leaving our employ. After major financing has been achieved, Ms. Shoemaker or the Company have the right to terminate the agreement upon 180 days notice, however, if the Company exercises its right without cause, we must pay Ms. Shoemaker in lump sum two (2) times her average annual salary. In the event of a change in control, if Ms. Shoemaker is terminated without cause she will be entitled to a lump sum payment of ten (10) times the amount of annual salary, allowance of surrender of all outstanding stock options, and employee benefits for a period of two (2) years.

Scott Jacox

We entered into an Employment Agreement – Scott Jacox with Mr. Jacox on August 1, 2005 to serve as our Vice President of Marketing. The agreement expires on December 10, 2007 and provides for a base salary of one hundred thousand dollars ($100,000) per annum. Mr. Jacox’s base salary is to be increased upon achievement of FAA certification to one hundred twenty five thousand dollars ($125,000) per annum, and to one hundred fifty thousand dollars ($150,000) per annum once the Company has delivered its twenty-fourth production aircraft. We have also agreed to pay Mr. Jacox a bonus amounting to .125% of sales of certain aircraft, the responsibility for which has been assigned to Mr. Jacox by the President and CEO. After the Company obtains major start-up financing, it is obligated to pay Mr. Jacox’s legal representatives $5,000 in the event of his death during the term of the agreement. The employment agreement contains provisions prohibiting disclosure or proprietary information and prohibits Mr. Jacox from engaging in business competitive with the company for a period of 3 years after termination of the agreement. After major financing has been achieved, Mr. Jacox or the Company have the right to terminate the agreement upon 180 days notice, however, if the Company exercises its right without cause, we must pay Mr. Jacox in lump sum two (2) times his average annual salary. In the event of a change in control, if Mr. Jacox is terminated he will be entitled to a lump sum payment of ten (10) times the amount of annual salary, allowance of surrender of all outstanding stock options, and employee benefits for a period of two (2) years.

LEGAL MATTERS

Godwin Gruber LLP, Dallas, Texas will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Turner, Stone & Company, L.L.P., Dallas, Texas, Independent Registered Public Accounting Firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements from inception to June 30, 2005 that appear in this Prospectus. The financial statements referred to above are included in this Prospectus with reliance upon the Independent Registered Public Accounting Firm’s opinions based on their expertise in accounting and auditing.

Utilicraft Aerospace Industries, Inc.

(A Development Stage Company)

Financial Statements

and

Report of Independent Registered Public Accounting Firm

June 30, 2005

C  O N  T  E  N  T  S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BALANCE SHEET

STATEMENT OF OPERATIONS

STATEMENT OF STOCKHOLDERS’ EQUITY

STATEMENT OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Utilicraft Aerospace Industries, Inc.

We have audited the accompanying balance sheet of Utilicraft Aerospace Industries, Inc. (a development stage company) (the Company) as of June 30, 2005 and the related statements of operations, stockholders’ equity and cash flows for the period from December 9, 2004 (inception) through June 30, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Utilicraft Aerospace Industries, Inc. as of June 30, 2005 and the results of its operations and cash flows for the period from December 9, 2004 (inception) through June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certified Public Accountants

Dallas, Texas

September 22, 2005

UTILICRAFT AEROSPACE INDUSTRIES, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

JUNE 30, 2005

Assets

Current assets:
Cash	$147,929
Prepaid expenses	26,400
Total current assets	174,329

Other assets:
Intangible assets, net of accumulated amortization of $600,000	2,919,073
Lease security deposits and other assets	37,532
Prototypes for design aircraft	213,500
3,170,105
Total assets	$3,344,434

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$228,144
Payroll taxes payable	42,848
Accrued interest, related party	13,000
Deferred compensation	2,044,313
Loans from related party	511,889
Total current liabilities	2,840,194

Long-term liabilities:
Deferred rent obligation	24,000

Stockholders’ equity:
Preferred stock, $.0001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—
Common stock, $.0001 par value, 475,000,000 shares authorized; 212,323,029 shares issued and outstanding	21,232
Additional paid in capital	7,619,666
Deferred financing costs	(4,434,787)
Deficit accumulated during the development stage	(2,725,871)
Total stockholders’ equity	480,240

Total liabilities and stockholders’ equity	$3,344,434

The accompanying notes are an integral part of these financial statements.

UTILICRAFT AEROSPACE INDUSTRIES,  INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM DECEMBER 9, 2004 (INCEPTION)

THROUGH JUNE 30, 2005

Revenues	$—

Operating expenses:

Compensation and related costs	1,772,740
General and administrative	278,587
Engineering, research and development	61,200
Amortization of intangible assets	600,000
Interest expense	13,344

Total operating expenses	2,725,871

Net loss before income taxes	(2,725,871)

Provision for income taxes	—

Net loss	$(2,725,871)

Basic net loss per weighted average common share	$.02

Weighted average number of common shares outstanding	146,923,371

The accompanying notes are an integral part of these financial statements.

UTILICRAFT AEROSPACE INDUSTRIES,  INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM DECEMBER 9, 2004 (INCEPTION)

THROUGH JUNE 30, 2005

	Common Stock		Additional Paid-In	Deferred Financing	Deficit Accumulated during the
	Shares	Amount	Capital	Costs	Development Stage	Total

Balance at December 9, 2004	—	$—	$—	$—	$—	$—

Issuance of common stock for cash	20,000,000	2,000	1,998,000	—	—	2,000,000

Issuance of common stock for services	20,000,000	2,000	1,398,000	—	—	1,400,000

Issuance of common stock for financing services	60,584,260	6,058	4,234,840	—	—	4,240,898

Issuance of common stock for intangible assets in spin-off transaction	111,738,769	11,174	(11,174)	—	—	—

Deferred financing costs	—	—	—	(4,434,787)	—	(4,434,787)

Net loss	—	—	—	—	(2,725,871)	(2,725,871)

Balance at June 30, 2005	212,323,029	$21,232	$7,619,666	$(4,434,787)	$(2,725,871)	$480,240

The accompanying notes are an integral part of these financial statements.

UTILICRAFT AEROSPACE INDUSTRIES,  INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM DECEMBER 9, 2004 (INCEPTION)

THROUGH JUNE 30, 2005

Cash flows from operating activities:
Net loss	$(2,725,871)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	1,400,000
Amortization of intangible assets	600,000
Deferred compensation	185,205
Compensation paid by AUC	46,923
Deferred rent	24,000
Changes in operating assets and liabilities:
Prepaid expenses	(26,400)
Lease security deposits and other assets	(37,532)
Accounts payable	125,475
Payroll taxes payable	46,458
Deferred compensation	(33,000)
Accrued interest, related party	13,000
Net cash used in operating activities	(381,742)

Cash flows from investing activities:
Purchase of prototypes for design aircraft	(213,500)
Purchase of intangible assets	(1,068,458)
Net cash used in investing activities	(1,281,958)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,000,000
Deferred financing costs	(168,371)
Repayment of loans from related party	(20,000)
Net cash provided by financing activities	1,811,629

Net increase in cash	147,929

Cash at beginning of period	—

Cash at end of period	$147,929

Interest paid	$344

(Continued)

The accompanying notes are an integral part of these financial statements.

Supplemental Disclosures of Non-Cash

Investing and Financing Activities

Deferred financing costs paid by issuance of common stock	$4,240,898

Intangible assets acquired by assumption of obligations for deferred compensation of former AUC officers	$1,892,108

Intangible assets acquired by assumption of loans from related party	$531,889

Intangible assets acquired by assumption of accounts payable	$77,151

Reduction of intangible assets acquired for compensation and payroll taxes paid by AUC	$(50,533)

Deferred financing costs paid by assumption of accounts payable	$25,518

The accompanying notes are an integral part of these financial statements.

UTILICRAFT AEROSPACE INDUSTRIES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and business

Utilicraft Aerospace Industries, Inc., (the Company) was incorporated in the State of Nevada on December 9, 2004.  It is a development stage, research and development company.  The Company was formed to conceive and implement a solution to the problem of declining capacity in the short haul (or feeder) route segments of the air cargo hub and spoke system.  The research and development efforts are focused on the design of a system for moving freight, centered around a new aircraft specifically designed for feeder route segments, the FF-1080-300 Freight Feeder aircraft (FF-1080).  The Company is also engaged in the development of related systems for fuel management and electronic freight tracking.

Basis of presentation and going concern uncertainty

The financial statements of the Company have been prepared assuming that the Company will continue as a going concern.  However, since inception (December 9, 2004) the Company has a loss from operations of approximately $2,726,000.  This is largely attributable to the costs of sustaining a corporate infrastructure and the related overhead deemed necessary to support the Company’s operations while raising capital to develop a prototype of the aircraft described above.

In light of the Company’s current financial position, the uncertainty of raising sufficient capital to achieve its goals, its viability as a going concern is uncertain.  The Company has entered into a financing agreement as more fully discussed in Note 5.  Despite these activities, there can be no assurance that management’s efforts to adequately capitalize the Company will be successful.

Development stage activities

The Company began operations in December 2004 and is presently in the development stage.  Accordingly, all of the Company’s operating results and cash flows reported in the accompanying financial statements are considered to be those related to development stage activities and represent the ‘cumulative from inception’ amounts from its development stage activities reported pursuant to Statements of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods.  Actual results could differ from these estimates.

Cash and cash flows

For purposes of the statement of cash flows, cash includes demand deposits and time deposits with maturities of less than three months.  None of the Company’s cash is restricted.

The Company maintains cash accounts, which could exceed federally insured limits. The Company has not experienced any losses from maintaining cash accounts in excess of federally insured limits. Management believes that the Company does not have significant credit risk related to its cash accounts.

Fair value of financial instruments

In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of the loans from related party approximate their carrying amounts due to the short maturity of these instruments. At June 30, 2005, the Company did not have any other financial instruments.

Recent accounting pronouncements

Through September 22, 2005, there were several new accounting pronouncements issued by the Financial Accounting Standards Board (FSAB) the most recent of which was Statement on Financial Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections.  Each of these pronouncements, as applicable, has been or will be adopted by the Company.  Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial position or operating results.

In December 2004, the FSAB issued SFAS No. 123R, “Share-Based Payments”, revising SFAS No. 123, “Accounting for Stock-Based Compensation,” and superseding Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”.  SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions.  SFAS No. 123R applies to all awards granted after the required effective date and to awards modified, purchased or canceled after that date.  Adoption is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005.  Management does not believe the adoption of this accounting pronouncement will have a material impact on the Company’s financial position or operating results.

Income taxes

The Company employs the asset and liability method in accounting for income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109 “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

Earnings per share

Basic earnings per share are computed based upon the weighted average number of common shares outstanding during the periods. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the periods plus the number of incremental shares of common stock contingently issuable upon the exercise of the warrants (Note 3).  No effect has been given to the exercise of the warrants because the effect would be anti-dilutive.

Engineering, research and development

The Company expenses engineering, research and development costs as they are incurred.  For the period December 9, 2004 (inception) through June 30, 2005, such costs totaled $61,200.  These amounts relate to research and development of the Company’s new aircraft design.  Costs directly related to building a prototype aircraft which will have an alternative future use are being capitalized.  Upon completion, these costs will be depreciated over the then estimated useful live.

Patents

The Company has obtained the assignment of rights to three U.S. patents from its President.  One patent is for the design of the FF-1080 aircraft.  Another is a method patent that incorporates the design in an integrated air cargo information system for an electronic freight tracking system.  The third patent is for a system that computes the most economical route segment based on the change in aircraft gross weight on each segment resulting in better fuel efficiency.

The patents have an average remaining estimated useful life of approximately six years as of June 30, 2005.  For purposes of these financial statements, amortization for the period from December 9, 2004 (inception) through June 30, 2005 is estimated at $600,000.  The Company plans to engage an independent appraiser to value the individual patents.  Upon completion of such appraisals, the carrying value of the patents may be adjusted.  The estimated aggregate amortization expense for each of the next five calendar years is 2005 and 2006, $1,039,000; 2007 $805,000; 2008 and 2009, $107,000.

Impairment of long lived assets

The Company has adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets.”  The statement establishes accounting standards for the impairment of long lived assets, certain identifiable intangibles and goodwill related to these assets to be held and used, and long lived assets and certain identifiable intangibles to be disposed of.  The Company periodically evaluates the carrying value of its long-lived assets and identifiable intangibles, principally its patents, when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  The review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant.

The Company has determined that no impairment to the Company’s intangible assets has occurred as of June 30, 2005.

2.                                      TRANSACTIONS WITH AMERICAN UTILICRAFT CORPORATION

The Company was effectively spun-off from American Utilicraft Corporation (“AUC”) through the issuance of 111,444,769 common shares to AUC and 294,000 common shares issued directly to AUC stockholders, effective December 9, 2004.  AUC will distribute such shares to its stockholders.  AUC was engaged in the development of the FF-1080-300 prior to the spin-off of UAI.  As consideration for the transfer of the patents (Note 1) to UAI, the Company paid approximately $1,095,000 to AUC or its creditors and assumed liabilities for deferred compensation to former officers and employees of AUC of approximately $1,892,000 and debt to an officer of approximately $532,000.

Under generally accepted accounting principles, such spin-off transactions are accounted for at the recorded value of the assets transferred less liabilities assumed.

3.                                      CAPITAL STRUCTURE DISCLOSURES

Valuation of stock not issued for cash

Effective May 6, 2005, the Company issued 60,584,260 shares of new common stock to Pacificorp (Note 5).  The Company estimated the fair value of such shares at $.07 per share based on shares issued in February and March 2005 for cash at $.10 per share.  Likewise, the 20,000,000 shares issued to two executive officers for services rendered was also valued at $.07 per share.

Warrants

As of September 22, 2005, the Company has outstanding warrants issued primarily to AUC stockholders that are exercisable to purchase 17,287,664 shares of the Company’s common stock at prices ranging from $1.00 to $5.00 per share.  All such warrants expire in January 2007.  See Note 5 for description of warrants issued in connection with a financing agreement to purchase 60,000,000 shares of common stock.

Preferred stock

The Company has not authorized the issuance of any class of preferred stock.

4.                                      INCOME TAXES

The Company accounts for corporate income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.  Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.   The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

At June 30, 2005, the Company’s only deferred tax asset, which is fully offset by a valuation allowance, (there were no deferred tax liabilities) totaled approximately $927,000 (using an anticipated effective tax rate of 34%) and was attributable to its net operating loss carry forward of approximately $2,726,000 incurred since inception.  This net operating loss will expire in 2025.

The difference between the Company’s income tax benefit of $927,000 and the effective income tax benefit reflected in the accompanying statement of operations of $0 is represented by a valuation allowance in the same amount.

5.                                      COMMITMENTS AND CONTINGENCIES

Funding commitment

In May 2005, the Company entered into a financing agreement (the Agreement) with Pacificorp Funding Partners Trust (Pacificorp) to provide financing of a minimum of $40,000,000 and a maximum of $80,000,000 of equity funding by the exercise of up to 60,000,000 warrants.  The terms of the warrants are as follows:

(i)            Warrants for the purchase of 20 million shares are exercisable at $.50 per share for a period of 360 days after execution of the Agreement;

(ii)           Warrants for the purchase of 30 million shares are exercisable at $1.50 per share for a period of 540 days after execution of the Agreement;

(iii)          And, warrants for the purchase of 10 million shares are exercisable at $2.50 per share for a period of 720 days after execution of the Agreement.

In the event that Pacificorp fails to exercise warrants sufficient to generate the minimum funding ($40,000,000) within 540 days following the execution of the Agreement (effectively, September 12, 2005), upon demand, Pacificorp will return all shares (see below) held to the Company and return all unexercised warrants for cancellation or resale.  The Agreement allows the parties to renegotiate the terms of exercise of the warrants, whether as to exercise price or period, in the event of the establishment of a public market for the Company’s common stock.

As consideration for Pacificorp’s funding efforts, the Company issued 60,584,260 new common shares and two executive officers of the Company transferred a total of 19,415,740 common shares to Pacificorp.  The 60,584,260 new common shares issued to Pacificorp were valued at $.07 per share, or $4,240,898 and have been charged to deferred financing costs and reflected as a reduction of stockholders’ equity in the accompanying financial statements.  The value of the above warrants was determined by management to be insignificant and, accordingly, no value was assigned to the warrants.  Any shares returned by Pacificorp due to failure to exercise sufficient warrants to generate the minimum funding will be returned pro-rata to the Company and the executive officers.  Providing Pacificorp meets the minimum funding requirements, the appropriate amount will be credited to deferred financing costs and charged to additional paid-in capital.

Leased space

The Company is presently obligated under several operating leases.

Ground Lease, City of Albuquerque, New Mexico

This lease is for the Company’s future primary operations and manufacturing facility.  The City of Albuquerque has agreed to abate certain portions of the monthly rentals until the end of the initial five year lease in January 2010.  The abatement results in 100% of the first year’s rent and 50% of the next four years’ rent to be deferred until January 2010, at which time, the abated rent then aggregating $144,000 will be due and payable.  This deferred rent obligation is reflected in the accompanying balance sheet in “Deferred Rent Obligation.”  The full amount ($4,000 per month) is expensed each month over the term of the lease.

For the period from December 9, 2004 (inception) through June 30, 2005, the Company recorded rent expense under this lease of $24,000.

This lease provides for three five year renewals subject to increases based on increases in fair market value of the underlying land.

Hanger Lease, City of Albuquerque, New Mexico

This lease is for temporary space until the Company’s permanent facility is constructed as discussed above.  Monthly rentals are $3,750.  For the period from December 9, 2004 (inception) through June 30, 2005, the Company recorded no rent expense under this lease since the lease was not effective until mid 2005.

Aircraft Lease, Related Party, J.D. Aero, LLC

The Company leases an aircraft from its President’s company.  Monthly lease payments are $2,160 and the term of the lease is 60 months.  For the period from December 9, 2004 (inception) through June 30, 2005, the Company recorded rent expense under this lease of $6,480.  Effective July 1, 2005, the above lease was replaced with a five year lease that requires monthly payments of $2,500.

Sublease with Related Party, AUC

Effective April 2005, the Company executed a lease for temporary space in Georgia from AUC.  The lease is on a month-to-month basis of $19,000 per month.  For the period from December 9, 2004 (inception) through June 30, 2005, the Company recorded rent expense under this lease of $38,000.  No rent was payable for May 2005.

The following is a schedule of future minimum rental payments required under the above operating leases for the next five calendar years:

Year	Amount

2005	$100,500
2006	81,750
2007	81,750
2008	81,750
2009	81,750

$427,500

Note payable, related party, J.D. Aero, LLC

As discussed in Note 2, the Company assumed the obligation for loans made to AUC by J.D. Aero, LLC (“Aero”).  As of June 30, 2005, these loans aggregated $511,889 plus accrued and unpaid interest of $13,000.  These loans and the related accrued interest are reflected in “Notes Payable, Related Party” on the accompanying balance sheet.  The notes bear interest at 4%, are unsecured and are due on demand.  Interest expense of $13,000 has been reflected in the accompanying statement of operations.

Executive compensation

The Company is obligated under the terms of employment contracts for several of its executive officers.  The terms of the contracts are generally five years commencing in December 2004, and provide for annual salaries of $150,000 to $200,000 each.  The annual compensation for the Company’s executive officers aggregates approximately $625,000.

The contracts provide for substantial increases based on certain future events that, if achieved by the Company, would raise the aggregate annual compensation to approximately $1,000,000, subject to inflation adjustments.

The contracts also provide for bonuses based on certain numbers of aircrafts sold in the future.  Each officer may earn a bonus based on ¼ of 1% of the aircraft’s selling price.

The employment agreement for the President of the Company also provides that he will receive a bonus equal to 4% of the “net profits,” as defined, in each fiscal year.

If there is a change in control, of the Company, as defined, each officer is subject to significant severance benefits, which provide, among other things, for ten times then current salary, allowance to surrender stock options, receive benefits for two years and to pay legal expenses to defend the officer’s contract up to $250,000 each.

Royalties to officer/founder

As part of the consideration for transferring the patents to the Company that are owned by an officer/founder, in December 2004, the Company agreed to pay royalties in the amount of 3% of the Company’s gross proceeds on all sales of the FF-1080 Series of aircraft to such officer/founder.  Such royalties are payable within thirty days of receipt for payments on such aircraft.  Royalties are payable on the first 2000 aircraft sold by the Company.

Unconditional purchase commitment

Unconditional purchase commitments consist primarily of a long-term agreement for raw materials and parts needed in the Company’s aircraft manufacturing operations.

Future minimum payments under the agreement are approximately as follows:

Year Ending
December 31	Amount

2005	$3,200,000
2006	50,300,000
2007	69,700,000
2008	111,600,000
2009	111,600,000
Thereafter	111,600,000

$458,000,000

The Company has also entered into a contract for the construction of its permanent headquarters and aircraft assembly facility in Albuquerque, New Mexico at an estimated cost of approximately $11,000,000 and an engineering contract for the wing design and a wind tunnel for approximately $325,000, of which $60,000 has been paid through June 30, 2005 and is reflected in “Prototypes for design aircraft” on the accompanying balance sheet.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our By-laws provide that the Company will indemnify and hold harmless any director, officer or employee made a party to a proceeding solely because he or she is or was a director of the Company if: (1) he or she acted in good faith; (2) reasonably believed that his or her actions were in the best interest of the Company; (3) reasonably believed that his or her conduct was lawful; and (4) the director prevails on the merits.  Indemnification permitted in connection with a proceeding is limited to reasonable expenses incurred in connection with the proceeding and any amounts paid in settlement of the proceeding.

We have agreed pursuant to an Employment Agreement – John J. Dupont dated December 10, 2004 to indemnify Mr. Dupont, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as President and Chief Executive Officer of the Company and in such other capacity to which he may be elected or appointed, and with respect to his services as a director, member of a committee and any other duties related to his position whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Dupont therein.

We have agreed pursuant to an Employment Agreement – R. Darby Boland dated December 10, 2004 to indemnify Mr. Boland, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President, General Manager of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Boland therein.

We have agreed pursuant to an Employment Agreement –Thomas A. Dapogny dated December 10, 2004 to indemnify Mr. Dapogny, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President, Operations of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Dapogny therein.

We have agreed pursuant to an Employment Agreement –Karen Shoemaker dated December 10, 2004 to indemnify Ms. Shoemaker, and hold her harmless against any claims or legal action of any type brought against her with respect to her activities as Vice President, Principal Accounting Officer of the Company and in such other capacity to which she may be appointed or elected and with respect to her services as a member of a committee and other duties related to her position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Ms. Shoemaker therein.

We have agreed pursuant to an Employment Agreement – Scott Jacox dated August 1, 2005 to indemnify Mr. Jacox, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Marketing of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Jacox therein.

We have agreed pursuant to an Employment Agreement – Ruben Fragoso dated August 1, 2005 to indemnify Mr. Fragoso, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Sales – Mexico, South and Central America of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Fragoso therein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,

officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC Registration and Filing Fee*	$1,321
Federal Taxes	0
States Taxes	0
Transfer Agent Fees*	3,000
Legal Fees and Expenses*	65,000
Accounting Fees and Expenses*	28,000
Printing	0
Blue Sky Fees and Expenses*	13,566
Listing Fees	0
Miscellaneous	0
TOTAL*	$110,887

*                                         Estimated

RECENT SALES OF UNREGISTERED SECURITIES.

The following discussion outlines all securities sold by us for cash or other consideration since the Company’s inception in December 2004. Unless otherwise described, all of the securities sold were issued pursuant to the authority granted by the private offering exemption outlined in Section 4(2) of the Securities Act. All shares issued were restricted and contained a Rule 144 legend.

We entered into a Master Financing Agreement and an Amended Master Financing Agreement (collectively referred to herein as the “PacifiCorp Agreement”) Between PacifiCorp Funding Partners Trust and Utilicraft Aerospace Industries, Inc. (the “PacifiCorp Agreement”) effective as of September 12, 2005. Pursuant to the terms of the PacifiCorp Agreement, PacifiCorp Funding Partners Trust (“PacifiCorp”), a trust formed under the laws of the Republic of Mauritius, was issued or transferred 80,000,000 shares of common stock (the “PacifiCorp Shares”) and warrants (the “PacifiCorp Warrants”) to purchase 60,000,000 shares of common stock in exchange for its agreement to provide a minimum of $40,000,000 and a maximum of $80,000,000 in financing. The PacifiCorp Warrants consist of (1) a warrant for the purchase of 20,000,000 shares of common stock at a price of $.50 per share, exercisable for a period of 360 days; (2) a warrant for the purchase of 30,000,000 shares of common stock at a price of $1.50 per share, exercisable for a period of 540 days; and (3) a warrant for the purchase of 10,000,000 shares of common stock at a price of $2.50 per share, exercisable for a period of 720 days.   The PacifiCorp Shares consist of 60,584,260 shares issued by the Company, 11,660,000 shares contributed and transferred by John Dupont, and 7,755,740 shares contributed and transferred by Darby Boland. In the event that PacifiCorp fails to exercise PacifiCorp Warrants sufficient to generate the minimum funding provided for in the PacifiCorp Agreement within 540 days following execution, PacifiCorp is obligated to return the PacifiCorp Shares and all unexercised PacifiCorp Warrants for cancellation. The common stock transferred under the PacifiCorp Agreement was offered and sold outside of the United States in a private transaction that is also in compliance with the safe harbor provisions of Regulation S promulgated under the Securities Act.

To effect the reorganization (the “Reorganization”) from American Utilicraft Corporation (“AMUC”), the Company issued 111,444,769 shares of its common stock to AMUC to be distributed as a share dividend to AMUC shareholders on a share-for-share basis. AMUC declared a dividend of the shares of the Company’s common stock to its shareholders as a dividend on September 22, 2005.

On January 19, 2005 we entered into a Memorandum of Understanding and Subscription Agreement pursuant to which we issued a total of 20,000,000 shares of restricted common stock to 1080 Investment Group, Inc., an accredited investor, in exchange for two million dollars( $2,000,000.)

On February 16, 2005, we issued a total of 105,000 shares of restricted common stock to James McGowen as partial consideration for a loan made to AMUC in the amount of $25,000 pursuant to a Memorandum of Understanding between AMUC and Mr. McGowen on December 14, 2004.

On February 16, 2005, we issued a total of 105,000 shares of restricted common stock to Nathan Graves as partial consideration for a loan made to AMUC in the amount of $25,000 pursuant to a Memorandum of Understanding between AMUC and Mr. Graves on December 14, 2004.

On February 16, 2005, we issued a total of 63,000 shares of restricted common stock to Marian Nicastro as partial consideration for a loan made to AMUC in the amount of $15,000 pursuant to a Memorandum of Understanding between AMUC and Ms. Nicastro on December 14, 2004.

On February 16, 2005, we issued a total of 21,000 shares of restricted common stock to John Scott as partial consideration for a loan made to AMUC in the amount of $5,000 pursuant to a Memorandum of Understanding between AMUC and Mr. Scott on December 16, 2004.

Except as may be expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company.

EXHIBITS

The following exhibits are included as part of this Form SB-2. References to “the Company” in this Exhibit list means Utilicraft Aerospace Industries, Inc., a Nevada corporation.

Exhibit No.	Description of Document

2	Reorganization Agreement

3.1	Articles of Incorporation of the Company filed December 10, 2004.

3.2	Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations filed July 1, 2005

3.3	Bylaws of the Company adopted December 9, 2004.

5	Opinion on Legality dated September 29, 2005.

10.1	Employment Agreement – John J. Dupont dated December 10, 2004

10.2	Employment Agreement – R. Darby Boland dated December 10, 2004

10.3	Employment Agreement –Thomas A. Dapogny dated December 10, 2004

10.4	Employment Agreement – Karen Shoemaker dated December 10, 2004

10.5	Employment Agreement – Scott Jacox dated August 1, 2005

10.6	Employment Agreement – Ruben Fragoso dated August 1, 2005

10.7	Assignment dated December 10, 2004

10.8	Assignment 1 dated December 10, 2004

10.9	Assignment 2 dated December 10, 2004

10.10	Royalty Agreement dated December 10, 2004

10.11	Purchase Agreement # Dated March 18, 2005, An Aircraft Sub-Assembly Manufacturing Agreement Between Utilicraft Aerospace Industries, Inc. and Metalcraft Technologies, Inc.

10.12	Double Eagle II Airport Ground Lease, Utilicraft Aerospace Industries, Inc.

10.13	Double Eagle II Airport Hangar Lease, Utilicraft Aerospace Industries, Inc.

10.14	Sublease Agreement between American Utilicraft Corporation (lessor) and Utilicraft Aerospace Industries, Inc. (lessee) dated March 28, 2005.

10.15	Aircraft Lease Agreement dated July 1, 2005

10.16	Utilicraft Aerospace Industries, Inc. Purchase Order dated March 25. 2005

10.17	Master Financing Agreement Between PacifiCorp Funding Partners Trust and Utilicraft Aerospace Industries, Inc. dated effective as of May 6, 2005.

10.18	Amended Master Financing Agreement Between PacifiCorp Funding Partners Trust and Utilicraft Aerospace Industries, Inc. dated effective as of September 12, 2005.

10.19	Lease Agreement between Utilicraft Aerospace Industries, Inc. and Plaza II Executive Center, Inc. dated July 25, 2005

23	Consent of Independent Registered Public Accounting Firm dated September 30, 2005.

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby also undertakes to:

(1)          File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)                                                    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                                 Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                                              Include any additional or changed material information on the plan of distribution.

(2)          For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)          File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Fe, State of New Mexico, on September 30, 2005.

UTILICRAFT AEROSPACE INDUSTRIES, INC.
(Registrant)

By:	/s/ John J. Dupont
John J. Dupont, President, Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ John J. Dupont	Chief Executive Officer and Director	September 30, 2005
John J. Dupont

/s/ R. Darby Boland	Vice President, General Manager and Director	September 30, 2005
R. Darby Boland

/s/ Edward F. Eaton	Director	September 30, 2005
Edward F. Eaton

/s/ Karen Shoemaker	Vice President, Chief Financial Officer, and	September 30, 2005
Karen Shoemaker	Principal Accounting Officer